EXHIBIT A

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of United States securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a United States court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

(English Language Translation)

[Notice of Convocation of the 77th Ordinary General Meeting of Shareholders, Business Report,

Financial Statements and Reference Materials for the General Meeting of Shareholders

of

Daiwa Odakyu Construction Co., Ltd.]

(Securities code: 1834)

June 5, 2015

To All Shareholders:

Atsushi Kanakubo, President and Representative Director
Daiwa Odakyu Construction Co., Ltd.
4-32-22 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Notice of Convocation of the 77th Ordinary General Meeting of Shareholders

You are cordially invited to attend our 77th Annual General Meeting of Shareholders, information on which is provided below.

If you are unable to attend the meeting, you can exercise your voting rights. In such a case, you are kindly requested to study the enclosed Reference Materials for General Meeting of Shareholders, indicate your vote of approval or disapproval on the enclosed Voting Rights Proxy Form and return the Form to reach us no later than 6:00 p.m. on Wednesday, June 24, 2015.

1.	Date and time:	Thursday, June 25, 2015 at 10:00 a.m.

2.	Location:	B1F Meeting Room Hakuho of Hyatt Regency Tokyo

2-7-2 Nishi-Shinjuku, Shinjuku-ku Tokyo, Japan

(Please note that the location is different from the venue of the previous meeting. Please refer to the map appended to the document.)

3.	Meeting Agenda:

	Matters to be reported	Business Report and Financial Statements for the 77th Fiscal Year (from April 1, 2014 to March 31, 2015)

Matters to be resolved

	Proposal 1	Approval of Share Exchange Agreement Between the Company and Daiwa House Industry Co., Ltd.

	Proposal 2	Appropriation of surplus

	Proposal 3	Election of Eleven (11) Directors

(1)	When attending the meeting, please submit the enclosed Voting Rights Proxy Form at the reception desk.

(2)	If any revisions are made to the Reference Materials for the General Meeting of Shareholders, the Business Report or the Financial Statements, the revised items will be posted on the Company’s website (http://www.daiwaodakyu.co.jp).

(3)	Of the documents to be provided, Notes to Non-consolidated Financial Statements and part of the Reference Materials for General Meeting of Shareholders (Articles of Incorporation and financial statements of the latest fiscal year of Daiwa House Industry Co., Ltd.) are made available on the Company’s website (http://www.daiwaodakyu.co.jp) in accordance with the relevant laws and the provision of Article 14 of the Company’s Articles of Incorporation; therefore, they are not included in the set of documents provided along with this Notice of the 77th Ordinary General Meeting of Shareholders.

(Disclosure documents)

Business Report
(	From April 1, 2014 To March 31, 2015)

1.	Matters concerning the current status of the Company

(1)	Overview of business during the fiscal year-ended March 31, 2015 (FY2014)

[1]	Business developments and results

Japan’s economy continued to stay on a moderate recovery path throughout the fiscal year ended March 31, 2015. Among others, a gradual increase in capital investments was observed, resulting from stronger corporate earnings against the backdrop of improved export conditions, while the government’s economic policies and monetary easing measures caused a further weakening of the yen and an increase in stock prices. Meanwhile, sluggish consumer spending in reaction to last-minute demand prior to a consumption tax increase was the major cause of downward pressure on economic conditions, and the outlook for the domestic economy remained uncertain.

In the construction industry, where Daiwa Odakyu Construction Co., Ltd. (the “Company”) conducts its core business, operating conditions continue to be harsh, due to rising labor costs caused by a tight supply-demand balance in the labor market and continuing high levels of material prices, although both public and private capital investments showed steady movement.

Under these circumstances, in order to increase orders from customers, the Company not only focused on reinforcing proposal-based marketing mainly to carefully targeted customers, customers in areas with location-specific advantages, and repeat customers, but also implemented measures to strengthen our profitability, which included curbing operating expenses, in addition to reducing cost prices by strengthening on-site capabilities, cutting purchase costs, and securing labor resources. Further, the Company made efforts to strengthen the real estate business by selling properties developed in-house and taking other steps.

As a result of the above, construction orders received during the fiscal year ended March 31, 2015 increased 18.6% year on year to 77,007 million yen, as orders increased in both architecture and civil engineering. Looking at the breakdown by construction segment, architecture orders accounted for approximately 78% and civil engineering orders accounted for approximately 22%. In terms of client category, orders from public agencies accounted for approximately 17% and orders from private entities represented approximately 83%.

Net sales of completed construction contracts amounted to 61,695 million yen, up 18.5% from the previous fiscal year, mainly due to a rise in the value of construction in process at the beginning of the fiscal year. Looking at the breakdown by construction segment, completed architectural construction contracts represented approximately 78% and completed civil engineering contracts accounted for roughly 22%. In terms of client category, orders from public agencies represented approximately 10% and orders from private entities accounted for approximately 90%.

Total net sales, obtained by adding net sales of completed construction contracts to net sales of the real estate business worth 4,838 million yen (down 35.6% year on year), totaled 66,533 million yen, an increase of 11.6% from the year before.

Operating income increased by 94.3% from the previous fiscal year to 2,872 million yen, due to the improved profitability of construction work and the contribution of real estate sales to earnings. Ordinary income rose 72.1% year on year to 3,027 million yen and net income increased 51.6% year on year to 1,718 million yen.

Results by business segment were as follows.

(Construction Business)

Net sales totaled 48,167 million yen, up 32.7% from the previous fiscal year. The Company posted an operating income of 1,005 million yen (in the previous fiscal year, operating loss of 274 million yen) as a result of a rise in the gross margin ratio of completed construction contracts in addition to higher net sales.

(Civil Engineering Business)

Net sales amounted to 13,527 million yen, down 14.3% from a year earlier. Operating income came to 288 million yen, up 418.7% year on year, due primarily to a decrease in unprofitable construction works, despite lower net sales.

(Real Estate Business)

Net sales totaled 4,838 million yen, down 35.6% year on year, due to lower transactions in the sales business and the leasing business. Operating income was 1,578 million yen, down 7.0% from the previous fiscal year.

Orders received and net sales for the fiscal year-ended March 31, 2015 are as follows.

Business segment	Orders received in Fiscal Year 2014		Net sales in Fiscal Year 2014
	Orders received	Ratio	Net sales	Ratio
	Million yen	%	Million yen	%
Construction business	60,318	78.3	48,167	72.4
Civil Engineering business	16,688	21.7	13,527	20.3
Real Estate business	—	—	4,838	7.3

Total	77,007	100.0	66,533	100.0

Major orders for construction received in the fiscal year ended March 31, 2015 were as follows:

Daiwa House Industry Co., Ltd.	Second phase of the Ryugasaki Plant building structure upgrade	Ryugasaki-shi, Ibaraki

Odakyu Electric Railway Co., Ltd.	Machida Station Building B1 floor facilities upgrade construction work	Machida-shi, Tokyo

Fuji Corporation	New construction for Fuji No. 3 Logistics (tentative name)	Kurokawa-gun, Miyagi

Miyagi Prefecture	Ohara River flood damage recovery work	Ishinomaki-shi, Miyagi

MORIMOTO Co., Ltd.	New construction for Yushima 3-chome Plan (tentative name)	Bunkyo-ku, Tokyo

Major completed works in the fiscal year ended March 31, 2015 were as follows.

Daiwa House Industry Co., Ltd.	Tsukuba Science City C-43 District single-family housing development business and site preparation work (tentative name)	Tsukuba-shi, Ibaraki

Odakyu Electric Railway Co., Ltd.	New construction for Odakyu Kyodo elderly housing with care services	Setagaya-ku, Tokyo

Kanagawa Chuo Kotsu Co., Ltd.	New construction (rebuilding) for Hakenohara switchyard at Sagamihara Office	Sagamihara-shi, Kanagawa

Amada Co., Ltd.	New construction for Amada Fukushima Plant (tentative name)	Nihonmatsu-shi, Fukushima

Tohoku Regional Bureau Ministry of Land, Infrastructure and Transport	Tategamori District road improvement work	Miyako-shi, Iwate

[2]	Status of capital investments

The Company acquired land and buildings for lease (in Aoba-ku, Sendai-shi) in July 2014.

[3]	Status of financing

There was no significant finance to note during the fiscal year under review.

(2)	Status of assets and income/loss

Category	Unit	74th Fiscal Year 2011	75th Fiscal Year 2012	76th Fiscal Year 2013	Current Fiscal Year 2014
Orders received	Million yen	53,906	51,784	64,944	77,007
Net sales	Million yen	62,243	63,395	59,592	66,533
Net income (loss)	Million yen	316	(198)	1,133	1,718
Net income (loss) per share	Yen	14.58	(9.13)	52.21	79.17
Total assets	Million yen	54,353	55,731	51,107	56,163
Net assets	Million yen	11,328	11,443	12,701	15,083

(Note)	Because the Company has no consolidated subsidiaries effective from the 76th fiscal year, the figures for the 76th fiscal year signify the status of assets and income/loss on a non-consolidated basis. The figures up until the 75th fiscal year signify the status of assets and income/loss on a consolidated basis.

(3)	Status of parent company and significant subsidiaries

[1]	Status of parent company

Not applicable.

[2]	Status of significant subsidiaries

Not applicable.

(4)	Issues to be addressed by the Company

The operating environment surrounding the construction business turned around as customers set a high priority on construction work due to serious labor shortages, and as demand for construction expanded due to greater capital investments in the private sector, in line with the economic recovery driven by the government’s economic policies, and due to growing public investment, including construction work related to the recovery following the Great East Japan Earthquake and construction related to promoting national resilience. However, various concerns have been observed, such as rising costs associated with higher labor costs caused by the shortage of labor and higher material costs, thereby resulting in continuing uncertainty in terms of profit generation. Under this operating environment, the Company achieved growth in orders received, net sales, and income, all of which increased year on year, while the Company enhanced its gross margin by promoting operational reforms to reinforce organizational capabilities, and by thoroughly implementing various customer-oriented measures, in furtherance of the improvement of the circumstances under which orders were received.

Going forward, the Company will perform further operational reforms in order to construct a better future without fear of change and to create new customer value. In particular, in the construction business, with the objective of expanding orders, we will strengthen the proposal-based marketing approach in areas featuring our location-specific advantages and in fields of our expertise and will develop even closer and more trustful relationships with customers so that they select us when placing orders. In addition, we will continue to reinforce on-site capabilities, in order to improve the productivity of construction works, while reducing costs, as well as deepening our relations with cooperating companies to stabilize the construction framework, thereby providing services that lead to enhanced customer value.

In the real estate business, we will proceed to collect funds by effectively planning and selling acquired development properties, as well as focus on the planning, development, intermediation, etc. of income-generating properties, thereby strengthening our development business.

With respect to operational reforms, we will streamline back-office departments and shift management resources to business departments by using IT to promote efficiency, standardization, and speed of operations and to enhance productivity, and will further vigorously implement efficient operations and seek the improvement of profitability, while continuously taking initiatives to reduce price costs and curtail expenses. Furthermore, we will take part in joint procurements within the Daiwa House Group and take advantage of economies of scale to reduce costs, while proactively adopting the strengths of the housing division as a member of the Daiwa House Group and leveraging competitiveness to provide customers with high-quality services.

Regarding CSR management, we will conduct solid operation of our internal control system, further reinforce our compliance structure, and secure transparency of management through timely disclosure of accurate information, while enhancing our BCP structure to increase the reliability of business continuity, thereby contributing to society through our business activities.

(5)	Principal business activities (as of March 31, 2015)

The Company primarily engages in three businesses: construction business, civil engineering business, and real estate business. It also receives construction orders from an affiliated company (Daiwa House Industry Co., Ltd.)

(6)	Principal offices, etc. (as of March 31, 2015)

Name	Location
Head Office	Shinjuku-ku, Tokyo
Yokohama Branch	Nishi-ku, Yokohama-shi
Nagoya Branch	Chikusa-ku, Nagoya-shi
Osaka Branch	Chuo-ku, Osaka-shi
Tohoku Branch	Wakabayashi-ku, Sendai-shi

(7)	Employees (as of March 31, 2015)

Number of employees	Change from the end of the previous fiscal year	Average age	Average number of years of continuous service
792	(5)	43.9	18 years and 6 months

(Note)	The number of employees excludes employees of the Company who have been assigned to other companies on secondment and includes persons assigned to the Company from other companies.

(8)	Principal lenders (as of March 31, 2015)

Lender	Amount of loans (Million yen)
Sumitomo Mitsui Banking Corporation	2,628
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2,286
Sumitomo Mitsui Trust Bank, Limited	1,724
The Bank of Yokohama, Ltd.	1,262

2.	Matters concerning the current status of the Company

(1)	Stock information (as of March 31, 2015)

[1]	Total number of authorized shares	43,200,000 shares

[2]	Total number of issued shares	21,720,000 shares

[3]	Number of shareholders	2,477

[4]	Principal shareholders (top 10)

Name of shareholder	Number of shares held	Shareholding ratio
Daiwa House Industry Co., Ltd.	7,168,000 shares	33.0%
Odakyu Electric Railway Co., Ltd.	2,360,255 shares	10.9%
CHASE MANHATTAN BANK GTS CLIENTS ACCOUNT ESCROW	881,685 shares	4.1%
Mizuho Securities Co., Ltd.	782,200 shares	3.6%
Odakyu Real Estate Co., Ltd.	600,000 shares	2.8%
UBS AG LONDON A/C IPB SEGREG ATED CLIENT ACCOUNT	575,000 shares	2.6%
Sumitomo Mitsui Banking Corporation	516,700 shares	2.4%
Daiwa Odakyu Construction Employee Stock Ownership Plan	344,444 shares	1.6%
BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC)	337,600 shares	1.6%
Japan Trustee Services Bank, Ltd. (trust account)	280,300 shares	1.3%

(Note)	The shareholding ratio is calculated after deducting 11,463 shares of treasury stock.

(2)	Stock acquisition rights, etc.

Not applicable

(3)	Corporate executives

[1]	Directors and auditors (as of March 31, 2015)

Position at the Company	Name	Responsibility and significant concurrent positions
President and Representative Director	Atsushi Kanakubo

Executive Vice President	Makoto Iwasa	Officer-in-Charge of Railway Business

Senior Corporate Executive Officer	Kenichiro Fuji	General Manager, Management Administration Division

Associate Senior Corporate Executive Officer	Masaharu Yasui	General Manager, Development Business Division and Officer-in-Charge of Tohoku Branch

Associate Senior Corporate Executive Officer	Toshiaki Takahashi	Officer-in-Charge of Civil Engineering company-wide

Associate Senior Corporate Executive Officer	Shigeru Iwai	Officer-in-Charge of Osaka Branch and Nagoya Branch

Representative Managing Officer	Yasuo Suzuki	General Manager, Construction Business Division and Officer-in-Charge of Yokohama Branch

Representative Managing Officer	Tsugio Kato	General Manager, Technology Headquarters

Representative Managing Officer	Toshiaki Ishibashi	General Manager, Railway Business Headquarters

Director	Tetsuji Ogawa	Executive Vice President and Representative Director of Daiwa House Industry Co., Ltd.

Director	Mikio Ogawa	Executive Senior Director and Executive Officer of Odakyu Electric Railway Co., Ltd.

Full-time Auditor	Shigemichi Aoki

Full-time Auditor	Tsuyoshi Nakamura

Auditor	Katsuhiko Goto	Outside Director of FISCO Ltd.

Auditor	Mikio Sasaki	Managing Executive Officer of Daiwa House Industry Co., Ltd.

(Notes)	1.	Toshimitsu Yamaki, Director, resigned as director due to expiration of term of office as of the close of the 76th Annual General Meeting of Shareholders on June 26, 2014.

	2.	Directors Tetsuji Ogawa and Mikio Ogawa are outside directors.

	3.	Shigemichi Aoki, Full-time Auditor, Katsuhiko Goto, Auditor and Mikio Sasaki, Auditor are outside auditors.

	4.	Auditor Katsuhiko Goto is designated as an independent auditor as required by the Tokyo Stock Exchange, Inc. and is filed with the Tokyo Stock Exchange.

	5.	Shigemichi Aoki, Full-time Auditor, has extensive knowledge of and insights into financial and accounting matters based on his many years of experience handling accounting operations at Odakyu Electric Railway Co., Ltd. and its subsidiaries.

[2]	Total remuneration, etc. of directors and auditors for the fiscal year-ended March 31, 2015

Category	Number of persons paid	Amount of payment (Thousand yen)
Director	12	168,409
Auditor	4	30,860

Total	16	199,269

(of which outside directors/auditors)	(6)	(18,190)

(Notes)	1.	The amount paid to directors does not include employee salary of 21,900 thousand yen for three directors who are concurrently employees.

	2.	The maximum annual directors’ remuneration is 200, 000 thousand yen (excluding employee salary) as resolved at the 65th Ordinary General Meeting of Shareholders on June 26, 2003.

	3.	The maximum annual Audit remuneration is 32,000 thousand yen as resolved at the 56th Ordinary General Meeting of Shareholders on June 29, 1994.

	4.	The above figures include remuneration, etc. during the term of service for one director who left the position as of the close of the 76th Ordinary General Meeting of Shareholders on June 26, 2014.

[3]	Matters concerning outside directors/auditors

a)	Significant concurrent positions and relationships with the Company

Category	Name	Significant concurrent positions
Outside Director	Tetsuji Ogawa	Executive Vice President and Representative Director of Daiwa House Industry Co., Ltd.
	Mikio Ogawa	Executive Senior Director and Executive Officer of Odakyu Electric Railway Co., Ltd.
Outside Auditor	Katsuhiko Goto	Outside Director of FISCO, Ltd.
	Mikio Sasaki	Managing Executive Director of Daiwa House Industry Co., Ltd.

(Notes)	1.	Daiwa House Industry Co., Ltd. is a shareholder of the Company and engages in business activities that fall under the same segment as that of the Company. The Company receives orders for construction work, etc. from Daiwa House Industry Co., Ltd.

	2.	Odakyu Electric Railway Co., Ltd. is a shareholder of the Company and engages in business activities that fall under the same segment as that of the Company. The Company receives orders for construction work, etc. from Odakyu Electric Railway Co., Ltd.

	3.	There is no special relationship between FISCO, Ltd. and the Company.

b)	Major activities during the fiscal year ended March 31, 2015

Position	Name	Major activities

Outside Director	Tetsuji Ogawa	Attended 14 of 15 meetings of the Board of Directors held during the fiscal year and made comments as necessary based on his extensive experience and expertise as a corporate executive.

Outside Director	Mikio Ogawa	Attended all 11 meetings of the Board of Directors held after assuming office on June 26, 2014 and made comments as necessary based on his extensive experience and expertise as a corporate executive.

Outside Auditor	Shigemichi Aoki	Attended all 15 meetings of the Board of Directors and all 13 meetings of the Board of Auditors held during the fiscal year, and made comments as necessary based on his extensive experience and expertise as a corporate executive.

Outside Auditor	Katsuhiko Goto	Attended 14 of 15 meetings of the Board of Directors and 12 of 13 meetings of the Board of Auditors held during the fiscal year, and made comments as necessary based on his extensive experience and expertise as a corporate executive and from an independent and objective viewpoint.

Outside Auditor	Mikio Sasaki	Attended 10 of 11 meetings of the Board of Directors and all 10 meetings of the Board of Auditors held since assuming office on June 26, 2014, and made comments as necessary based on his expertise as an architectural engineer and from an independent and objective viewpoint.

c)	Outline of liability limitation agreement

The Company has not concluded liability limitation agreement as provided for in Articles 24 and 29 of the Articles of Incorporation.

d)	Total remuneration, etc. of outside directors/auditors

Information is as provided in “2. Current status of the Company (3) Corporate executives [2] Total remuneration, etc. of directors and auditors for the fiscal year-ended March 31, 2015.”

e)	Remuneration, etc. of corporate executive of a subsidiary

Not applicable.

(4)	Matters concerning accounting auditor

[1]	Name of accounting auditor: SOH Audit Corporation

[2]	Remuneration, etc. for the fiscal year-ended March 31, 2015

Amount paid
Remuneration, etc. for the accounting auditor for the fiscal year under review	24,000 thousand yen
Total of other income from assets to be paid by the Company and its subsidiaries to the accounting auditor	27,000 thousand yen

(Note)	Under the audit agreement concluded between the Company and the accounting auditor, audits based on the Companies Act and those based on the Financial Instruments and Exchange Act have not been clearly segregated nor can they be substantially segregated. Therefore, remuneration, etc. for the fiscal year under review represents the total amount thereof.

[3]	Services other than those prescribed in Article 2, Paragraph 1 of the Certified Public Accountants Act (non-audit services)

Financial due diligence service associated with share exchange.

[4]	Policy on dismissal or non-reappointment of accounting auditor

In the event it is found that the accounting auditor violates its professional duties, fails to carry out duties due to negligence, or conducts misdemeanor which is inappropriate as accounting auditor, which applies to cases prescribed in each of the items in Paragraph 1 of Article 340 of the Companies Act, the Board of Auditors shall dismiss the accounting auditor based on the consent of all auditors. In addition, the Board of Auditors shall present dismissal or non-reappointment of the accounting auditor as a purpose of holding a general meeting of shareholders , if recognizing a need for the same, including without limitation problem in performance of its duties.

(Note)	As per enforcement of the Act on Partial Revision of the Companies Act (Act No. 90 of 2014) on May 1, 2015, the entity making decisions concerning dismissal or re-appointment of the accounting auditor has been changed from the Board of Directors to the Board of Auditors.

(5)	System to ensure appropriateness of operations

Overview of determination with respect to the system to ensure that the execution of duties by directors complies with laws, regulations, and the Articles of Incorporation and other systems to ensure the appropriateness of the operations of the company are summarized below.

[1]	System to ensure that the execution of duties by directors complies with laws, regulations, and the Articles of Incorporation

a)	Directors promote the sharing of information by reporting and exchanging comments on important matters concerning corporate management and the situations on execution of operations at meetings of the Board of Directors, thereby enhancing the Board of Directors’ supervision over the execution of duties by directors.

b)	The Board of Directors puts in place a system to adequately deliberate proposals addressed to the Board of Directors in accordance with the rules of the Board of Directors, and ensures that decisions relating to the execution of operations of the company comply with laws, regulations, and the Articles of Incorporation.

c)	The representative director carries out operations of the company delegated by law or the Board of Directors, and executes operations in accordance with decisions and resolutions made by the Board of Directors and internal rules.

d)	The Company institutes a compliance manual in addition to the Daiwa House Group Principles of Corporate Ethics as a code of conduct for compliance by officers and employees, including directors, and puts in place whistle-blowing contacts inside and outside the company, in order to prevent any violations of the compliance manual.

e)	Compliance training is implemented periodically for officers and employees to promote compliance with and awareness of relevant laws, regulations, and the Articles of Incorporation.

f)	Officers and employees are provided with information on significant scandals and incidents occurring in other firms in a timely manner and are given the necessary education.

g)	Based on the Policy to Prevent the Company from Incurring Damage from Antisocial Forces, the Company has no relationships whatsoever with and takes a firm stance against antisocial forces that threaten the order and safety of civil society.

[2]	System concerning storage and management of information on the execution of duties by directors

a)	Documents concerning the execution of duties by directors and other important information are prepared, stored, and managed in accordance with relevant laws, regulations, document management rules, and other internal rules.

b)	A system to prevent unauthorized use and leakage of information is established and information security measures are promoted.

[3]	Rules and other systems for managing risks of loss

a)	Risk Management Rules are instituted to systematically provide the risk management system of the Company.

b)	The manager of Risk Management Committee makes efforts to prevent risks and puts in place an emergency response system to promptly and appropriately convey information on any anticipated risk in an emergency, in accordance with risk management rules. (Establishment of an emergency response headquarters in the advent of a major accident, natural disaster, or scandal, etc.)

c)	A secretariat for the Risk Management Committee is established within the General Affairs and Human Resources Department as an organization to administer operations of Risk Management Committee.

d)	A person in charge of risk management (member of the Risk Management Committee) is appointed in each department based on risk management rules to continuously monitor risks within each department.

e)	The Audit Department cooperates with corporate auditors to perform audits on the management of various risks.

f)	An internal whistle-blowing contact is established through which any officer or employee who detects a risk incurred or might be incurred by the Company can directly contact the Risk Management Committee.

[4]	System for ensuring efficient execution of duties by directors

a)	The Company ensures that duties based on decisions of the Board of Directors are executed efficiently by clarifying the division of roles under rules for the division of duties and authority.

b)	The Board of Directors sets forth a medium-term management plan and performance targets by headquarters, business division, and branch, and manages the performance resulting from the execution of duties by the representative director, directors, and executive officers to achieve targets.

c)	A meeting of the Board of Directors is held at least once a month to make decisions on important matters, report on the execution of duties by directors and executive officers, and monitor and supervise the execution of duties by directors and executive officers. In addition, a management meeting is held at least once a month to discuss important matters related to management, in order to complement the efficient execution of duties.

[5]	System to ensure that the execution of duties by employees complies with laws, regulations, and the Articles of Incorporation

a)	The Company institutes a compliance manual in addition to the Daiwa House Group Principles of Corporate Ethics as a code of conduct for compliance by officers and employees, including all workers, and puts in place a whistle-blowing contact inside and outside the company, in order to prevent any violations of the compliance manual.

b)	Compliance training is implemented periodically for officers and employees to promote compliance with and awareness of relevant laws, regulations and the Articles of Incorporation. Particularly with respect to compliance with the Antimonopoly Act, the Company establishes a system to check and monitor compliance as well as promotes thorough implementation of the code of conduct to ensure due execution of duties.

[6]	System to ensure appropriateness of the operations of the corporate group comprising the Company, its parent company, and subsidiaries

No system is defined because the Company has no parent company or subsidiaries.

[7]	Matters relating to employees in case auditors request the appointment of employees to assist auditors in their duties

To assist the duties of auditors, the Audit Office as a specialized organ independent of the Company’s business organization is established with one or more dedicated staff members assigned.

[8]	Matters concerning the independence of employees in the preceding paragraph from directors

a)	Staff members of the Audit Office carry out their duties in accordance in accordance with instructions from corporate auditors.

b)	Performance of staff members of the Audit Office is assessed based on a report from full-time auditors.

c)	Any transfer of assignment of staff members of the Audit Office is carried out based on the opinions of full-time corporate auditors.

[9]	System for directors and employees to report to auditors and other systems concerning reporting to auditors

a)	Directors and employees report the status of the execution of duties for which they are responsible at meetings of the Board of Directors and other important meetings whenever necessary.

b)	Directors and employees report the status of the execution of their duties when so requested by auditors.

c)	Directors and employees promptly report to auditors upon detecting or receiving a report on any fact that might cause significant damage to the Company.

[10]	Other systems to ensure that audits by auditors are performed effectively

a)	Auditors meet periodically with the representative director to exchange comments on important issues related to audits.

b)	Auditors meet periodically with the accounting auditor to exchange comments and information, as well as to request reports from the accounting auditor as necessary.

c)	The Internal Audit Department establishes a system for conducting audits in accordance with the internal audit rules and promotes coordination with corporate auditors.

Balance Sheet

(As of March 31, 2015)

Assets
(Thousand yen)
Current assets	36,168,244
Cash and deposits	9,198,354
Notes receivable-trade	375,253
Accounts receivable from completed construction contracts	19,862,639
Real estate for sale	137,498
Costs on uncompleted construction contracts	921,737
Costs on real estate business	3,570,904
Deferred tax assets	445,794
Short-term loans receivable	110,194
Consumption taxes receivable	1,217,919
Other	343,753
Allowance for doubtful accounts	(15,803)
Non-current assets	19,995,119
Property, plant and equipment	15,236,542
Buildings and structures	4,213,810
Machinery and equipment	50,976
Vehicles	0
Tools, furniture and fixtures	74,383
Land	10,834,361
Lease assets	63,010
Intangible assets	17,209
Telephone subscription right	0
Software	17,209
Investments and other assets	4,741,366
Investment securities	4,376,975
Long-term loans receivable	20,805
Other	343,585

Total Assets	56,163,364

Liabilities
(Thousand yen)
Current liabilities	33,474,148
Notes payable-trade	2,956,510
Accounts payable for construction contracts	14,640,327
Short-term loans payable	10,056,000
Income taxes payable	879,526
Advances received on uncompleted construction contracts	2,716,439
Provision for warranties for completed construction	193,713
Reserve for loss on construction contracts	77,241
Provision for bonuses	680,210
Other	1,274,180
Non-current liabilities	7,605,442
Long-term loans payable	1,675,000
Provision for retirement benefits	3,484,660
Deferred tax liabilities for land revaluation	660,493
Deferred tax liabilities	1,148,242
Other	637,045

Total liabilities	41,079,591

Net Assets
(Thousand yen)
Shareholders’ equity	13,022,947
Capital stock	1,086,000
Capital surplus	1,561,846
Legal capital surplus	1,561,846
Retained earnings	10,377,852
Legal retained earnings	271,500
Other retained earnings	10,106,352
Reserve for advanced depreciation of non-current assets	3,991,601
General reserve	3,250,000
Retained earnings brought forward	2,864,751
Treasury shares	(2,752)

Valuation and translation adjustments	2,060,826
Valuation difference on available-for-sale securities	1,325,129
Revaluation reserve for land	735,696

Total Net Assets	15,083,773

Total Liabilities and Net Assets	56,163,364

Income Statement

(From April 1, 2014 to March 31, 2015)

Item	Amount
	(Thousand yen)	(Thousand yen)
Net sales
Net sales of completed construction contracts	61,695,549
Net Sales of side line business	4,838,118	66,533,668

Cost of sales
Cost of sales of completed construction contracts	56,966,461
Cost of sales of side line business	2,844,358	59,810,819

Gross profit
Gross profit on completed construction contracts	4,729,088
Gross profit on other related businesses	1,993,760	6,722,848

Selling, general and administrative expenses		3,850,671

Operating income		2,872,177
Non-operating income
Interest income	16,079
Dividend income	93,582
Amortization of actuarial gain for employees’ retirement benefits	36,041
Reversal of allowance for doubtful accounts	119,907
Miscellaneous income	19,151	284,761

Non-operating expenses
Interest expenses	109,154
Commission for syndicated loan	20,600
Miscellaneous expenses	100	129,854

Ordinary income		3,027,085
Extraordinary income
Gain on sales of non-current assets	528
Gain on sales of golf memberships	2,462	2,990

Extraordinary losses
Loss on sales and retirement of non-current assets	14
Impairment loss	18,182
Litigation settlement	141,167
Penalty loss	19,455
Amortization expenses for unrecognized retirement benefit obligation	288,239

Other	4,000	471,058

Income (loss) before income taxes		2,559,017
Income taxes – current	894,000
Income taxes – deferred	(53,680)	840,320

Net income		1,718,697

Statement of Changes in Shareholders’ Equity

(From April 1, 2014 to March 31, 2015)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings					Treasury shares	Total shareholders’ equity
		Legal capital surplus	Legal retained earnings	Other retained earnings			Total retained earnings
				Reserve for advanced depreciation of non- current assets	General reserve	Retained earnings brought forward
Balance at the beginning of the period (thousand yen)	1,086,000	1,561,846	271,500	3,871,477	2,750,000	1,918,141	8,811,118	(2,747)	11,456,217
Changes of items during the period
Provision of general reserve					500,000	(500,000)	—		—
Dividends of surplus						(151,963)	(151,963)		(151,963)
Net income						1,718,697	1,718,697		1,718,697
Reversal of reserve for advanced depreciation of non-current assets				(73,751)		73,751	—		—
Increase in reserve for deferred income tax of non-current assets associated with tax rate changes				193,875		(193,875)	—		—
Purchase of treasury shares								(4)	(4)
Net changes of items other than shareholders’ equity during the period

Total changes of items during the period (thousand yen)	—	—	—	120,123	500,000	946,610	1,566,733	(4)	1,566,729

Balance at the end of the period (thousand yen)	1,086,000	1,561,846	271,500	3,991,601	3,250,000	2,864,751	10,377,852	(2,752)	13,022,947

	Valuation and translation adjustments			Total net assets
	Valuation difference on available-for-sale securities	Revaluation reserve for land	Total valuation and translation adjustments
Balance at the beginning of the period (thousand yen)	576,353	668,952	1,245,305	12,701,523
Changes of items during the period
Provision of general reserve				—
Dividends of surplus				(151,963)
Net income				1,718,697
Reversal of reserve for advanced depreciation of non-current assets				—
Increase in reserve for deferred income tax of non-current assets associated with tax rate changes				—
Purchase of treasury shares				(4)
Net changes of items other than shareholders’ equity during the period	748,776	66,744	815,520	815,520

Total changes of items during the period (thousand yen)	748,776	66,744	815,520	2,382,249

Balance at the end of the period (thousand yen)	1,325,129	735,696	2,060,826	15,083,773

Accounting Auditor’s Report on Financial Statements

(translation)

Independent Auditor’s Report

May 13, 2015

To the Board of Directors of Daiwa Odakyu Construction Co., Ltd.

SOH Audit Corporation

Takashi Kiryu (chop)

Certified Public Accountant

Representative, Managing Partner

Masahiro Odaka (chop)

Certified Public Accountant

Managing Partner

We have audited, pursuant to Article 436 (2) (i) of the Companies Act of Japan, the non-consolidated financial statements, which consist of the balance sheet, the statement of income, the statement of changes in shareholders’ equity, etc., and the notes to the non-consolidated financial statements and the supplementary schedules of the non-consolidated financial statements of Daiwa Odakyu Construction Co., Ltd. for the 77th fiscal year from April 1, 2014 to March 31, 2015.

Management’s responsibility for the non-consolidated financial statements, etc.:

Management is responsible for the preparation and fair presentation of the non-consolidated financial statements and the supplementary schedules in accordance with the generally accepted accounting principles in Japan, and for such internal controls as management determines are necessary to enable the preparation and fair presentation of the non-consolidated financial statements and the supplementary schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibilities:

Our responsibility is to express an opinion on these non-consolidated financial statements and the supplementary schedules based on our audit. We conducted our audit in accordance with generally accepted auditing standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and supplementary schedules are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the supplementary schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatements of the non-consolidated financial statements and the supplementary schedules, whether due to fraud or error. In making the risk assessment, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the non-consolidated financial statements and the supplementary schedules, in order to design audit procedures that are appropriate in the circumstances, while the purpose of the financial statements audit is not to express an opinion on the effectiveness of the entity’s internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as examining the overall presentation of the non-consolidated financial statements and the supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion:

In our opinion, the non-consolidated financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of the Company for the period covered by the non-consolidated financial statements and the supplementary schedules in conformity with generally accepted accounting principles in Japan.

Conflict of interest:

Our firm and the engagement partners have no interest in or relationship with the Company that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Board of Auditor’s Report

(translation)

Audit Report

The Board of Auditors has discussed and prepared this Audit Report based on the audit reports prepared by each member of the Board of Auditors pertaining to the execution of duties by the Directors of Daiwa Odakyu Construction Co., Ltd. during the 77th fiscal year from April 1, 2014 through March 31, 2015, and reports as follows.

1.	Methods and contents of audits by auditors and the Board of Auditors

The Board of Auditors determined the audit policies and audit plan, including division of roles, and received a report from each auditor on the audit and its results. The Board also received reports from directors and the Accounting Auditor on the execution of their duties, and requested explanations where necessary.

Based on the auditors’ audit principles set forth by the Board of Auditors and pursuant to audit policies and audit plan, etc. each member of the Board of Auditors communicated with directors, the Internal Audit Department and other employees, endeavored to collect information and to develop an auditing environment, attended the meetings of the Board of Directors and other important meetings, received reports from the directors, officers, and employees on the execution of their duties, and requested explanation as is necessary. Members of the Board of Auditors also reviewed important managerial decision documents and surveyed operations and assets at the company’s head office and principal business offices. Furthermore, the members received reports from the directors, officers, and employees with respect to the contents of resolutions reached by the Board of Directors regarding the establishment of systems prescribed in Article 100, Paragraphs 1 and 3 of the Order for Enforcement of the Companies Act necessary for the system to ensure that the execution of duties by directors complies with laws, regulations, and the Articles of Incorporation and other systems to ensure the appropriateness of the operations of the company and the status of the construction and operation of such systems (internal control systems) established based on such resolutions, sought explanations where necessary, and performed monitoring and validation of the systems in place.

In regard to internal controls over financial reporting, we received reports on assessments of internal controls and audit status from directors, etc. and SOH Audit Corporation, and sought explanations as necessary.

Based on the above methods, we examined the Business Report and the supplementary schedules for the fiscal year ended March 31, 2015.

Furthermore, the Board of Auditors monitored and validated whether the accounting auditor maintained an independent position and performed audits appropriately, as well as received reports from the accounting auditor regarding the status of execution of duties, and sought explanations where necessary. We also received a notice from the Accounting Auditor confirming that the “systems to ensure the appropriate execution of duties by the accounting auditor” (as described in each of the items of Article 131 of the Company Calculation Rules) was in place in accordance with the “Quality Control Standards for Audit” (Business Accounting Council, October 28, 2005), and sought explanations as necessary. Based on the aforesaid methods, the Board of Auditors examined the non-consolidated financial statements (balance sheet, income statement, statement of changes in shareholders’ equity, etc., and notes to non-consolidated financial statements) and the supplementary schedules for the fiscal year ended March 31, 2015.

2.	Results of audit

(1)	Results of audit of the Business Report and others

1)	In our opinion, the Business Report and the supplementary schedules accurately represent the company’s status as required by relevant laws and regulations and the Articles of Incorporation.

2)	We found no serious misconduct or material facts indicating violation of applicable laws, regulations, or the company’s Articles of Incorporation with respect to the execution of duties by the directors.

3)	In our opinion, resolutions of the Board of Directors concerning the internal control system are appropriate. We have nothing to point out concerning the execution of duties by the directors with respect to the internal control system, including internal controls over financial reporting.

(2)	Audit results concerning financial statements and the supplementary schedules

In our opinion, the auditing method of SOH Audit Corporation, the Accounting Auditor, and the results of the audit are appropriate.

May 18, 2015

Board of Auditors of Daiwa Odakyu Construction Co., Ltd.

Shigemichi Aoki (chop), Full-time Auditor (Outside Auditor)
Tsuyoshi Nakamura (chop), Full-time Auditor
Katsuhiko Goto (chop), Outside Auditor
Mikio Sasaki (chop), Outside Auditor

Reference Materials for the General Meeting of Shareholders

Proposal 1: Approval on execution of the share exchange agreement with Daiwa House Industry Co., Ltd.

Daiwa Odakyu Construction Co., Ltd. (the “Company”) and Daiwa House Industry Co., Ltd. (“Daiwa House Industry”) determined, at the respective meetings of their Board of Directors held on February 6, 2015, to implement a share exchange (the “Share Exchange”) under which Daiwa House Industry will make the Company its wholly-owned subsidiary, and both companies entered into a share exchange agreement (the “Share Exchange Agreement”) as of the same day.

We would like to ask for your approval of the Share Exchange Agreement.

Subject to obtaining approval from the ordinary general meeting of shareholders of the Company but without obtaining approval from a general meeting of shareholders of Daiwa House Industry, which uses a simplified share exchange procedure (kan-i kabushiki kokan) pursuant to Article 796, Paragraph 3 of the Companies Act, the Share Exchange is scheduled to be implemented, effective as of August 1, 2015 (the “Share Exchange Effective Date”).

Prior to the Share Exchange Effective Date, the shares of the Company are scheduled to be delisted from the First Section of Tokyo Stock Exchange, Inc. (“TSE 1st Section”) as of July 29, 2015 (the last trading date is scheduled to be July 28, 2015).

In addition, the Company and Fujita Corporation, a wholly-owned subsidiary of Daiwa House Industry are engaging in negotiations aimed at achieving a merger following the implementation of the Share Exchange.

1.	Reason for the Share Exchange

The Company was founded under the name Nomura Gumi in October 1869 and joined the Odakyu Group in November 1971. Since joining the Daiwa House Group (Daiwa House Industry, its subsidiaries, and affiliated companies shall be collectively referred to as the “Daiwa House Group”; the same shall apply hereinafter) in April 2008, it has been engaged in construction business, civil engineering business, and real estate business, as a member of a “Group that is co-creating value for individuals, communities, and people’s lifestyles.” With such background, while formulating its “2nd Five-Year Management Plan (from 2011 to 2015)”, identifying itself as a company aiming to form a “comprehensive construction industry providing services closely tied with customers”, and employing a slogan of “Change, Challenge and Chance - Changing awareness and behavior, engaging in challenges, thereby creating chances -”, the Company has addressed its aims of becoming a company which can continuously grow and develop, by (i) increasing earning power through attempting to conclude exclusive contracts by employing a solutions business centered on the fields and areas in which its strengths lie, (ii) establishing technologies and processes which constitute a core competence, thereby differentiating itself from other companies; and (iii) further expanding surrounding business areas including environmental, re-development, and civil engineering renewal, as well as reinforcing various businesses.

The Daiwa House Group aims to achieve a society in which everyone can live spiritually enriched lives by creating new value, using it and refining it with its customers. As a “Group that is co-creating value for individuals, communities, and people’s lifestyles,” the Daiwa House Group has engaged in comprehensive business in the life-related infrastructure industry, including business relating to single-family houses, rental housing, condominiums, existing home business, commercial facilities, business and corporate facilities. With the foregoing background, the Daiwa House Group has aimed to achieve the expansion of its operations through its efforts for achieving growth by taking advantage of its various income sources, with the basic principles being (i) the reinforcement of its core business areas and overseas development, (ii) strengthened affiliations with core businesses among a diversified range of businesses, and (iii) the development and discovery of new products and services which contribute toward the global society, while formulating the “Daiwa House Group 4th Mid-Term Management Plan ‘3G&3S’ for the Next Step,” and viewing as an opportunity for “acceleration of growth” (a) the increase of consumption taxes in Japan and the series of economic policies carried out in connection therewith, (b) the increased demand for infrastructure targeted towards the upcoming Tokyo Olympic Games and Paralympics and its impact on the economy, and (c) the transformation in the market due to the progress of economic affiliation including the integration of ASEAN economies.

As set out in the press release dated March 11, 2008, the “Announcement Concerning Capital and Business Affiliation, Share Transfer in Connection with Transfer of Subsidiary (Odakyu Electric Railway Co., Ltd.), Change of Representative Director and Change of Trade Name (Odakyu Construction Co., Ltd.),” with the Company’s purpose of incorporating the management know-how of Daiwa House Industry, including its sales force and its materials’ purchasing power, as well as expanding the range of opportunities for receiving orders and Daiwa House Industry’s purpose of developing cooperative relationships for construction work and the strengthening of its sales base in the Tokyo metropolitan area, on March 11, 2008, the Company, Daiwa House Industry, and Odakyu Electric Railway Co., Ltd. (“Odakyu Electric Railway”) entered into a capital and business affiliation agreement (the “Capital and Business Affiliation Agreement”) under which Daiwa House Industry acquired part of the common stock of the Company held by Odakyu Electric Railway (7,168,000 shares: shareholding ratio of 33.00%) and the Company became an affiliated company to which the equity method is applied. In addition, since the execution of the Capital and Business Affiliation Agreement, the Company and Daiwa House Industry have deepened their cooperation and addressed the further strengthening of their sales forces and technological capabilities, as well as engaging in cost reduction activities, etc.

Under the circumstances surrounding the construction industry in Japan, while public construction works involved in post-disaster restoration and rehabilitation construction work have been increasing, the prices of materials have continued to soar due to entrenched labor costs and the depreciation of the yen, causing a reduction of the profits in such industry. In addition, recently, while public construction works are expected to be on the increase, supported by the so-called “National Land Strengthening Plan,” and while investment in construction is also expected to be on the increase thanks to the decision to hold the Tokyo Olympic and Paralympic Games, the management environment remains non-transparent, with higher possibilities of labor shortages and increased construction costs. Furthermore, it has been forecast that investment in domestic construction will be gradually reduced in the long term.

Amid such circumstances, since the Company and Daiwa House Industry have become aware that they must further reinforce their increasing strength and competitive power in the construction industry through the optimization of management resources and management efficiency, both companies have continued discussions on the policies for improving their corporate value. In December 2014, Daiwa House Industry offered the Company the chance to implement the Share Exchange; and thereafter, both companies have continued good faith consultations and negotiations.

As a result of the foregoing, for the purpose of further increasing the corporate value of both companies, they have both reached the conclusion that it would be best to facilitate decision making by means of making the Company a wholly-owned subsidiary of Daiwa House Industry in order to become better prepared for foregoing environmental changes in the construction industry, while further intensifying measures such as strengthening their sales force through the exchange of sales information relating to their customers, real estate, etc.; enhancing its technological capabilities through joint development of technology and technological exchange; implementing cost reduction activities through the mutual utilization of suppliers, etc. Therefore, both companies resolved, at the respective meetings of their board of directors held on February 6, 2015, to implement the Share Exchange under which Daiwa House Industry will make the Company its wholly-owned subsidiary.

Odakyu Electric Railway, the Company, and Daiwa House Industry will maintain their continued cooperative relationship based upon their mutual trust, in order to enhance the corporate value of the respective companies.

2. Outline of the Share Exchange Agreement

The content of the Share Exchange Agreement entered into as of February 6, 2015 by and between the Company and Daiwa House Industry is as follows:

Share Exchange Agreement (Copy)

Daiwa House Industry Co., Ltd. (“Daiwa House Industry”) and Daiwa Odakyu Construction Co., Ltd. (“Daiwa Odakyu Construction”) enter into this Share Exchange Agreement (this “Agreement”) as of February 6, 2015 (the “Execution Date”), as follows:

Article 1.	Share Exchange

Daiwa Odakyu Construction will conduct a share exchange with Daiwa House Industry as the wholly owning parent company in the share exchange and Daiwa Odakyu Construction as the wholly owned subsidiary in the share exchange (the “Share Exchange”), and Daiwa House Industry will acquire all of the issued shares of Daiwa Odakyu Construction through the Share Exchange (however, excluding the shares of Daiwa Odakyu Construction held by Daiwa House Industry).

Article 2.	Trade Names and Addresses of the Wholly Owning Parent Company in the Share Exchange and the Wholly Owned Subsidiary in the Share Exchange

The trade names and addresses of the wholly owning parent company in the share exchange and the wholly owned subsidiary in the share exchange are as follows:

(1)	Wholly owning parent company

Trade Name: Daiwa House Industry Co., Ltd.

Address: 3-3-5 Umeda, Kita-ku, Osaka-shi, Osaka

(2)	Wholly owned subsidiary

Trade Name: Daiwa Odakyu Construction Co., Ltd.

Address: 4-32-22 Nishi-shinjuku, Shinjuku-ku, Tokyo

Article 3.	Calculation Method of the Shares to be Delivered in the Share Exchange and Matters Concerning the Allotment Thereof

1.	At the time of the Share Exchange, Daiwa House Industry will deliver to Daiwa Odakyu Construction’s shareholders (those who are shareholders after the cancellation of Daiwa Odakyu Construction’s treasury shares set forth in Article 7 and excluding Daiwa House Industry; the “Shareholders Subject to Allotment”) listed or recorded on the shareholder registry at the time immediately before Daiwa House Industry acquires all of the issued shares of Daiwa House Industry (excluding Daiwa Odakyu Construction’s held by Daiwa House Industry) through the Share Exchange (the “Base Time”), in exchange for the common shares of Daiwa Odakyu Construction held thereby, the common shares of Daiwa House Industry, the number of which is obtained by multiplying the total number of common shares of Daiwa Odakyu Construction held thereby by 0.40.

2.	At the time of the Share Exchange, Daiwa House Industry will make an allotment to the Shareholders Subject to Allotment in the proportion of 0.40 shares of common shares of Daiwa House Industry for one (1) share of common shares of Daiwa Odakyu Construction held thereby.

3.	Any fraction less than one (1) share in the number of common shares of Daiwa House Industry delivered by Daiwa House Industry to the Shareholders Subject to Allotment pursuant to the preceding two paragraphs will be treated according to the provisions of Article 234 of the Companies Act and other relevant laws.

Article 4.	Matters concerning the Amount of Daiwa House Industry’s Stated Capital and Capital Reserve

The amount of capital and capital reserve of Daiwa House Industry that will increase at the time of the Share Exchange will be as follows:

(1) Increased amount of capital:	JPY 0

(2) Increased amount of capital reserve:	amount separately provided by Daiwa House Industry pursuant to Article 39 of the Company Accounting Ordinance

(3) Increased amount of retained earnings reserve:	JPY 0

Article 5.	Effective Date

The date the Share Exchange comes into effect (the “Effective Date”) shall be August 1, 2015; provided, however, that Daiwa House Industry and Daiwa Odakyu Construction may change the Effective Date upon consultation and agreement if it becomes necessary due to a necessity in the progress of the procedures of the Share Exchange or for other reasons.

Article 6.	Approval of the General Meeting of Shareholders

1.	Daiwa House Industry will conduct the Share Exchange without obtaining the approval of the general meeting of shareholders set forth in Paragraph 1, Article 795 of the Companies Act concerning this Agreement according to the provisions of the simple share exchange set forth in Paragraph 3, Article 796 of the Companies Act; provided, however, that if obtaining the approval of the general meeting of shareholders of Daiwa House Industry concerning this Agreement becomes necessary pursuant to Paragraph 4, Article 796 of the Companies Act , Daiwa House Industry shall convene a general meeting of shareholders by the day preceding the Effective Date and seek a resolution for the approval of this Agreement and for the matters required for the Share Exchange.

2.	Daiwa Odakyu Construction shall convene an annual general meeting of shareholders on June 25, 2015, and seek a resolution for the approval of this Agreement and for the matters required for the Share Exchange; provided, however, that Daiwa House Industry and Daiwa Odakyu Construction may change the procedures set forth in this paragraph upon consultation and agreement if it becomes necessary due to a necessity in the progress of the procedures of the Share Exchange or for other reasons.

Article 7.	Cancellation of Treasury Shares

Daiwa Odakyu Construction will cancel, as of the Base Time, all of the treasury shares that Daiwa Odakyu Construction holds as at the Base Time (including the shares to be acquired by Daiwa Odakyu Construction in response to dissenting shareholders’ share purchase demands made in connection with the Share Exchange under Paragraph 1, Article 785 of the Companies Act) by a resolution of the board of directors meeting that will be convened by the day preceding the Effective Date.

Article 8.	Management of Company Property, etc.

During the period from the Execution Date until the Effective Date, Daiwa House Industry and Daiwa Odakyu Construction will each manage operations and property of each with the care of a good manager, and except for those separately set forth in this Agreement, engage in acts that are likely to have a material effect on its property or rights and obligations upon prior consultation and agreement.

Article 9.	Dividend of Surplus

1.	Daiwa House Industry and Daiwa Odakyu Construction may distribute dividend, with each of the following amounts as the maximum, to the shareholders listed or recorded in the final shareholders registry of March 31, 2015, or to the registered pledgees of shares:

(1)	For Daiwa House Industry, JPY 35 for one (1) share of common shares; and

(2)	For Daiwa Odakyu Construction, JPY 7 for one (1) share of common shares.

2.	Except for the case set forth in the preceding paragraph, after the Execution Date, Daiwa House Industry and Daiwa Odakyu Construction may not make a resolution for distribution of dividend of which the record date is a date before the Effective Date.

Article 10.	Amendment of Terms of the Share Exchange and Termination of this Agreement

In the period from the Execution Date until the day preceding the Effective Date, when a material change to the status of assets or management conditions of Daiwa House Industry or Daiwa Odakyu Construction occurs, when a situation that will become a material obstruction to the execution of the Share Exchange occurs or when accomplishing the objective of this Agreement becomes difficult, or otherwise, Daiwa House Industry and Daiwa Odakyu Construction may amend the terms of the Share Exchange or other contents of this Agreement upon consultation and agreement or may terminate this Agreement.

Article 11.	Effect of this Agreement

This Agreement will cease to be effective (i) when the approval of this Agreement by the resolution of the general meeting of shareholders of Daiwa House Industry or Daiwa Odakyu Construction cannot be obtained by the day preceding the Effective Date (with respect to Daiwa House Industry, only if the approval of the general meeting of shareholders of Daiwa House Industry set forth in the proviso to Paragraph 1, Article 6 becomes necessary), (ii) when the required approvals of relevant authorities set forth in the laws and regulations for executing the Share Exchange cannot be obtained prior to the Effective Date, or (iii) when this Agreement is terminated pursuant to the preceding Article.

Article 12.	Governing Law and Jurisdiction

1.	This Agreement shall be governed by and interpreted in accordance with the laws of Japan.

2.	When a dispute arises concerning the performance and interpretation of this Agreement, the Tokyo District Court or the Osaka District Court will be the exclusive court with jurisdiction of the first instance.

Article 13.	Matters for Consultation

Besides the matters set forth in this Agreement, matters required for the Share Exchange will be determined upon consultation and agreement between Daiwa House Industry and Daiwa Odakyu Construction in view of the intent of this Agreement.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by placing their names and seals thereon, and each party shall keep one copy of the originals.

February 6, 2015

Daiwa House Industry:	Naotake Ohno President and COO Daiwa House Industry Co., Ltd. 3-3-5 Umeda, Kita-ku, Osaka-shi, Osaka

Daiwa Odakyu Construction:	Atsushi Kanakubo President and Representative Director Daiwa Odakyu Construction Co., Ltd. 4-32-22 Nishi-shinjuku, Shinjuku-ku, Tokyo

3. Matters concerning appropriateness of the exchange consideration

(1)	Appropriateness of the total number or total amount of the exchange consideration

[1]	Details of Allotment of Shares in the Share Exchange

	Daiwa House Industry (Wholly-owning Parent Company in Share Exchange)	The Company (Wholly-owned Subsidiary in Share Exchange)
Share allotment ratio in the Share Exchange	1	0.40

(Note 1)	Share allotment ratio

0.40 shares of common stock of Daiwa House Industry will be allotted and delivered for each share of common stock of the Company; provided, however, that no shares will be allotted in the Share Exchange for the shares of common stock of the Company possessed by Daiwa House Industry: 7,168,000 shares (as of March 31, 2015).

(Note 2)	Number of shares of Daiwa House Industry to be delivered in the Share Exchange

The number of shares of common stock of Daiwa House Industry to be delivered in the Share Exchange: 5,816,414 shares (scheduled)

In the Share Exchange, Daiwa House Industry will newly issue 5,816,414 shares (scheduled) of common stock of Daiwa House Industry, and allot and deliver to the shareholders of the Company (excluding Daiwa House Industry) immediately preceding the time at which Daiwa House Industry acquires all of the issued shares of the Company (excluding the shares of common stock of the Company held by Daiwa House Industry) (the “Base Time”) the number of shares of common stock of Daiwa House Industry calculated based on the share allotment ratio stated in the above table, in exchange for the shares of common stock of the Company held by the relevant shareholders. As a result, the total number of issued shares of Daiwa House Industry will be 666,238,265 shares.

By way of a resolution at a meeting of the Board of Directors of the Company to be held no later than the day immediately preceding the Share Exchange Effective Date, since the Company is scheduled to redeem all of its own shares held prior to the Base Time (10,963 shares as of March 31, 2015) (the shares to be acquired by the Company in response to dissenting shareholders’ share purchase demands made in connection with the Share Exchange under Article 785 of the Companies Act to be included), the above-mentioned number of shares to be delivered by Daiwa House Industry may be subject to change.

(Note 3)	Treatment of shares constituting less than one unit (tangen miman kabushiki)

In the Share Exchange, each shareholder of the Company who will possess shares constituting less than one unit (less than 100 shares) of Daiwa House Industry will be entitled to receive Daiwa House Industry dividends on the date on or after the Share Exchange Effective Date, being the record date, in accordance with the number of such shares constituting less than one unit; provided, however, that such shareholder may not sell such shares constituting less than one unit on any financial instruments exchange. Any shareholder of the Company who will possess shares constituting less than one unit of Daiwa House Industry may use the following systems:

	(1)	Demand for purchase of shares constituting less than one unit (selling of shares less than 100 shares):

Any shareholders who possess shares of Daiwa House Industry constituting less than one unit are entitled to demand Daiwa House Industry to purchase such shares constituting less than one unit, under Article 192, Paragraph 1 of the Companies Act.

	(2)	Demand for sale of shares constituting less than one unit (additional purchase to make the number of shares held a multiple of 100 shares):

Any shareholders who possess shares of Daiwa House Industry constituting less than one unit are entitled to additionally purchase from Daiwa House Industry shares constituting less than one unit which, when aggregated with the shares constituting less than one unit possessed by such shareholder, constitute one unit (100 shares), in accordance with Article 194, Paragraph 1 of the Companies Act and the provisions of the Articles of Incorporation of Daiwa House Industry.

(Note 4)	Handling of fractions of less than one share

With respect to the shareholders of the Company who will be entitled to receive the delivery of fractions of less than one share of common stock of Daiwa House Industry upon the Share Exchange, Daiwa House Industry will sell the number of shares of Daiwa House Industry corresponding to the aggregate of such fractions (any fraction of less than one share included in such aggregate being rounded down) and deliver the proceeds of such sale to such shareholders in proportion to the fractions attributed to each shareholder, in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

[2]	Basis of calculation

In order to ensure the fairness and appropriateness of the share exchange ratio in the Share Exchange as set forth in (1)[1] “Details of Allotment of Shares in the Share Exchange,” the Company and Daiwa House Industry, independently and separately, decided to request a valuation institution to calculate the share exchange ratio. The Company appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its valuation institution, and Daiwa House Industry appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its valuation institution.

As shares of Daiwa House Industry are listed on the TSE 1st Section and a market share price is available, Nomura Securities adopted average market price analysis, as well as discounted cash flow analysis (the “DCF Analysis”) in order to reflect future business operations in the valuation of Daiwa House Industry.

Under the average market price analysis, with February 5, 2015 being the record date for calculation, Nomura Securities adopted the closing share price as of the record date for calculation, the simple average closing prices for the five business day period from January 30, 2015 to the record date for calculation, the simple average closing prices for the one-month period from January 6, 2015 to the record date for calculation, the simple average closing prices for the three-month period from November 6, 2014 to the record date for calculation and the simple average closing prices for the six-month period from August 6, 2014 to the record date for calculation, at the TSE 1st Section, respectively, in consideration of various circumstances, such as stock market conditions, during the relevant periods.

Under the DCF Analysis, Nomura Securities calculated the share value of Daiwa House Industry by using certain discount rates to discount future cash flows to current value based on the financial forecasts prepared by the Company for the business years from the year ending March 2015 to the year ending March 2018. In the profit planning on which such calculation was based, no substantial earnings increase/decrease is expected during any business year. The above-mentioned financial forecasts were not prepared based on the assumption that the Share Exchange will be implemented.

As shares of the Company are listed on the TSE 1st Section and a market share price is available, Nomura Securities adopted average market price analysis, as well as comparable company analysis as there are several similar listed companies and it is possible to assume the share value based on a comparison therewith, and additionally, DCF Analysis in order to reflect future business operations in the valuation of the Company.

Under the average market price analysis, with February 5, 2015 being the record date for calculation, Nomura Securities adopted the closing share price as of the record date for calculation, the simple average closing prices for the five business day period from January 30, 2015 to the record date for calculation, the simple average closing prices for the one-month period from January 6, 2015 to the record date for calculation, the simple average closing prices for the three-month period from November 6, 2014 to the record date for calculation and the simple average closing prices for the six-month period from August 6, 2014 to the record date for calculation, at the TSE 1st Section, respectively.

Under the comparable company analysis, Nomura Securities performed their evaluation by comparing the financial statements of the Company, indicating the market share price and profitability thereof, with the financial indices of a listed company engaged in business which is relatively similar to that of the Company, and calculated the share exchange ratio based on the results of such analysis.

Under the DCF Analysis, Nomura Securities calculated the share value of the Company by using certain discount rates to discount future cash flows to current value based on the financial forecasts prepared by the Company for the business years from the year ending March 2015 to the year ending March 2018. In the profit planning on which such calculation was based, no substantial earnings increase/decrease is expected during any business year. The above-mentioned financial forecasts were not prepared based on the assumption that the Share Exchange will be implemented.

The following shows the calculation results of the number of shares of common stock of Daiwa House Industry allotted for one share of common stock of the Company under each analysis method.

Adopted Analysis Method	Calculation range of share exchange ratio
Average Market Price Analysis	0.31-0.36
Comparable Company Analysis	0.33-0.45
DCF Analysis	0.31-0.47

In calculating the share exchange ratio, Nomura Securities adopted all relevant information received from the Company and Daiwa House Industry as is, in principle, and all relevant publicly available information as is, assuming that all of such materials and information, etc. were accurate and complete and that there was no fact that might have a material impact on the calculation of the share exchange ratio, which has not been disclosed to Nomura Securities, and Nomura Securities has not independently verified the accuracy and completeness thereof. In addition, Nomura Securities has not independently valued or assessed the assets and liabilities (including contingent liabilities) of the Company and Daiwa House Industry, their respective subsidiaries and related companies. Moreover, Nomura Securities assumed that the financial outlook of the Company and Daiwa House Industry referred to by Nomura Securities in such calculation was prepared based on the best forecasts and judgment that could be obtained from both companies at this time and that the calculation thereof reflected the information and economic conditions as of February 5, 2015.

On the other hand, as shares of Daiwa House Industry are listed on the TSE 1st Section and a market share price is available, SMBC Nikko Securities adopted market price analysis, as well as the DCF Analysis in order to reflect future business operations in their valuation of Daiwa House Industry.

Under the market price analysis, with February 5, 2015 being the record date for calculation, SMBC Nikko Securities adopted the simple average closing prices for the one-month period from January 6, 2015 to the record date for calculation and the simple average closing prices for the three-month period from November 6, 2014 to the record date for calculation, at the TSE 1st Section, respectively, in consideration of various circumstances, such as stock market conditions, during the relevant periods.

Under the DCF Analysis, SMBC Nikko Securities calculated the corporate value of Daiwa House Industry by using certain discount rates to discount future cash flows to current value based on the financial forecasts prepared by Daiwa House Industry for the business years from the year ending March 2015 to the year ending March 2019. In the profit planning on which such calculation was based, no substantial earnings increase/decrease is expected during any business year. The above-mentioned financial forecasts were not prepared based on the assumption that the Share Exchange will be implemented.

As shares of the Company are listed on the TSE 1st Section and a market share price is available, SMBC Nikko Securities adopted market price analysis, as well as DCF Analysis in order to reflect future business operations in the valuation of the Company.

Under the market price analysis, with February 5, 2015 being the record date for calculation, SMBC Nikko Securities adopted the simple average closing prices for the one-month period from January 6, 2015 to the record date for calculation and the simple average closing prices for the three-month period from November 6, 2014 to the record date for calculation, at the TSE 1st Section, respectively.

Under the DCF Analysis, SMBC Nikko Securities calculated the corporate value of the Company by using certain discount rates to discount future cash flows to current value based on the financial forecasts prepared by the Company for the business years from the year ending March 2015 to the year ending March 2018. In the profit planning on which such calculation was based, no substantial earnings increase/decrease is expected during any business year. The above-mentioned financial forecasts were not prepared based on the assumption that the Share Exchange will be implemented.

The following shows the calculation results for the number of shares of common stock of Daiwa House Industry allotted for one share of common stock of the Company under each analysis method.

Adopted Analysis Method	Calculation range of share exchange ratio
Market Price Analysis	0.34-0.36

DCF Analysis	0.22-0.44

In calculating the share exchange ratio, SMBC Nikko Securities adopted all relevant information received from the Company and Daiwa House Industry as is, in principle, and all relevant publicly available information as is, assuming that all of such materials and information, etc. were accurate and complete and that there was no fact that might have a material impact on the calculation of the share exchange ratio, which has not been disclosed to SMBC Nikko Securities, and SMBC Nikko Securities has not independently verified the accuracy and completeness thereof. In addition, SMBC Nikko Securities has not independently valued or assessed the assets and liabilities (including contingent liabilities) of the Company and Daiwa House Industry or their respective subsidiaries and related companies. Furthermore, SMBC Nikko Securities assumed that the financial outlook of the Company and Daiwa House Industry referred to by SMBC Nikko Securities in such calculation was prepared based on the best forecasts and judgment that could be obtained from both companies at this time and that the calculation thereof reflected the information and economic conditions as of February 5, 2015.

The calculation results of the share exchange ratio submitted by SMBC Nikko Securities are not intended to express SMBC Nikko Securities’ opinion on the fairness of the share exchange ratio in the Share Exchange.

Daiwa House Industry confirmed the reasonableness of such calculation result submitted by SMBC Nikko Securities by receiving an explanation from SMBC Nikko Securities concerning the valuation method of, assumptions for and calculation process, etc. of the share exchange ratio in the Share Exchange.

[3]	Background of calculation

The Company and Daiwa House Industry have continuously and carefully conducted consultations and discussions, considering the valuation reports on the share exchange ratio received from the third-party valuation institutions and the advice of the legal advisors appointed by both companies, as well as taking into account the applicable financial conditions, business results, and share price movements, etc. As a result, both companies reached the conclusion that the share exchange ratio stated in (1)[1] “Details of Allotment of Shares in the Share Exchange” above was appropriate, and decided to implement the Share Exchange at the Board of Directors’ meetings of both companies held as of February 6, 2015; and both companies have thus entered into the Share Exchange Agreement.

[4]	Relationship with the valuation institutions

Neither Nomura Securities, a third-party valuation institution of the Company nor SMBC Nikko Securities, a third-party valuation institution of Daiwa House Industry, falls under related parties of the Company or Daiwa House Industry, respectively, nor do they have any material interest.

(2)	Reason for selection of the kind of assets as consideration of the share exchange

The Company and Daiwa House Industry selected, as the consideration for the Share Exchange, shares of common stock of Daiwa House Industry, which is to become the wholly-owning parent company of the Company. The Company selected the shares of Daiwa House Industry as consideration for the Share Exchange taking into consideration certain facts including, without limitation, the facts that (i) the shares of common stock of Daiwa House Industry will not lose marketability because they will remain listed on the TSE 1st Section and liquid, and (ii) the shareholders of the Company can enjoy the increase in value obtainable from the integration comprised in making the Company a wholly-owned subsidiary through the Share Exchange if they receive the shares of Daiwa House Industry as consideration.

(3)	Matters taken into consideration to avoid harming the interests of the shareholders of the wholly-owned subsidiary of the share exchange

[1]	Measures for Ensuring Fairness

Since Daiwa House Industry already holds 33.00% of the Company’s total number of issued shares, and the latter is an affiliated company with the former to which the equity method shall be applied, the Company and Daiwa House Industry determined that fairness should be ensured in the Share Exchange, and took the following measures therefore:

I.	Obtaining a valuation report from a third-party valuation institution

The Company has obtained, for its shareholders, a valuation report on the share exchange ratio dated February 6, 2015 from Nomura Securities, which is a third-party valuation institution independent from the Company and Daiwa House Industry. Please refer to (1)[2] “Basis of Calculation” above for the outline of the valuation report.

Please note that the Company has not obtained an evaluation from Nomura Securities that the share exchange ratio of the Share Exchange is fair from a financial viewpoint for the shareholders of the Company (Fairness Opinion).

On the other hand, Daiwa House Industry has obtained, for its shareholders, a valuation report on the share exchange ratio dated February 6, 2015 from SMBC Nikko Securities, which is a third-party valuation institution independent from the Company and Daiwa House Industry. Please refer to (1)[2] “Basis of Calculation” above for the outline of the valuation report.

Please note that, Daiwa House Industry has not obtained an evaluation from SMBC Nikko Securities that the share exchange ratio of the Share Exchange is fair from a financial viewpoint for the shareholders of Daiwa House Industry (Fairness Opinion).

II.	Advice from independent law firm

The Company appointed Nakamura, Tsunoda & Matsumoto in December 2014 as a legal advisor, and has obtained advice from a legal perspective on the various procedures involved in the Share Exchange and the method and procedures, etc. for decision making in the Board of Directors.

On the other hand, Daiwa House Industry has obtained advice from a legal perspective on the various procedures involved in the Share Exchange and the method and procedures, etc. for decision making in the Board of Directors from Mori Hamada & Matsumoto who have provided advice as a legal advisor. .Both Nakamura, Tsunoda & Matsumoto and Mori Hamada & Matsumoto are independent from the Company and Daiwa House Industry, and they do not have any material interest with either of these companies.

[2]	Measures for Avoiding Conflict of Interest

As Daiwa House Industry already holds 33.0% of the Company’s total number of issued shares, and the latter is an affiliated company to the former, to which the equity method is to be applied, in the meeting of the Board of Directors held today by the Company, a resolution was unanimously passed in relation to the Share Exchange by all of the members of the Board of Directors of the Company, excluding Mr. Tetsuji Ogawa who also concurrently serves as a director of Daiwa House Industry. In addition, in the aforementioned Board of Directors meeting, all of the auditors of the Company, except for Mr. Mikio Sasaki who also concurrently serves as Managing Executive Officer of Daiwa House Industry, attended and stated their opinion that there was no objection regarding the resolution mentioned above.

It is to be noted that, since Mr. Tetsuji Ogawa who also concurrently serves as a director of Daiwa House Industry and Mr. Mikio Sasaki who also concurrently serves as Managing Executive Officer of Daiwa House Industry have or potentially have a conflict of interest in connection with the Share Exchange, neither of such persons participated in the discussions or the resolutions in the Company’s Board of Directors meeting in relation to the Share Exchange, and nor did either such person participate in the consultations and negotiations with Daiwa House Industry in relation to the Share Exchange from the Company’s position.

(4)	Items related to the adequacy of the capital and reserves of Daiwa House Industry

The amounts by which the capital and reserves will increase through the Share Exchange are shown below.

[1]	Increased amount of capital: 0 yen

[2]	Increased amount of capital reserves: the amount Daiwa House Industry separately determines in accordance with Article 39 of the Corporate Calculation Ordinance

[3]	Increased amount of the retained earnings reserve: 0 yen

These amounts are based on the Corporate Calculation Ordinance and other fair accounting policies and the Company believes the amounts are adequate in line with the capital policy of the Company.

4.	Reference Items for consideration for the Share Exchange

(1)	Stipulations in the Articles of Incorporation of Daiwa House Industry

Stipulations in the Articles of Incorporation of Daiwa House Industry are shown in the website of the Company (http://www.daiwaodakyu.co.jp/index.html) pursuant to the laws and regulations and Article 14 of the Articles of Incorporation of the Company.

(2)	Items concerning the method of disposition of the consideration for the Share Exchange

[1]	Markets where transactions are carried out for the consideration for the Share Exchange

The shares of common stock of Daiwa House Industry are traded on the TSE 1st Section.

[2]	Those who conduct intermediary, brokerage or agency services for carrying out transactions of the consideration for the Share Exchange.

Shares of common stock of Daiwa House Industry are traded through intermediaries, brokerages, or through other means at financial instruments exchange business operators (securities firms) throughout Japan.

[3]	Details of restrictions on the transfer and other treatment of the consideration for the Share Exchange.

There are no applicable items.

(3)	Items concerning the market price of the consideration for the Share Exchange

The closing price of the common stock of Daiwa House Industry on the TSE 1st Section as of the immediately preceding business day of the disclosure date of the Share Exchange, which is February 6, 2015, was 2,160.0 yen.

Additionally, latest share price information, etc. of Daiwa House Industry on the TSE 1st Section is available at the website of Japan Exchange Group, Inc. (http://www.jpx.co.jp/), etc.

(4)	Details of the balance sheet of Daiwa House Industry for each fiscal year over the last 5 complete years

Not provided herein, as Daiwa House Industry has submitted securities reports for all fiscal years, as per Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5. Items concerning the adequacy of stipulations of share options

There are no applicable items.

6. Items concerning financial statements, etc.

(1)	Details of the financial statements, etc. of Daiwa House Industry as of the end of the most recent business year (the business year ended March 2015)

The details of the financial statements, etc. of Daiwa House Industry as of the end of the most recent business year (the business year ended March 2015) are shown in the website of the Company (http://www.daiwaodakyu.co.jp/index.html) pursuant to the laws and regulations and Article 14 of the Articles of Incorporation of the Company.

(2)	Details of events concerning Daiwa House Industry, which arose after the last day of the most recent business year, and which have had a significant impact on the financial situation, including, without limitation, any disposition of significant assets or assumption of significant liabilities

There are no applicable items.

(3)	Details of events concerning the Company, which arose after the last day of the most recent business year, and which have had a significant impact on the financial situation, including, without limitation, any disposition of significant assets or assumption of significant liabilities

There are no applicable items.

End

Proposal 2: Appropriation of surplus

For the fiscal year ended March 31, 2015, we propose to appropriate the surplus as described below.

1.	Matters concerning the year-end dividend

The Company proposes to set the year-end dividend for the 77th fiscal year as follows in consideration of the operating results of the fiscal year.

(1)	Type of dividend asset

Cash

(2)	Allocation of dividend asset and total dividend

Payment of 7 yen per share of common stock

Total dividend: 151,963,259 yen

(3)	Effective date of distribution of surplus

June 26, 2015

2.	Other matters concerning appropriation of surplus

The Company proposes to appropriate the surplus as described below, in order to ensure the sound development of business management and reinforce its financial position.

(1)	Item of surplus to be increased and amount

General reserve	800,000,000 yen

(2)	Item of surplus to be decreased and amount

Retained earnings brought forward	800,000,000 yen

Proposal 3: Election of eleven (11) directors

The term of office of all eleven (11) incumbent directors will expire at the close of this 77th Annual General Meeting of Shareholders.

The Company proposes to elect eleven (11) directors.

The candidates for directors are as follows.

Candidate No.	Name (Date of birth)	Career summary, position, responsibilities within the Company, and significant concurrent positions		Number of shares of the Company held
1	Atsushi Kanakubo (September 30, 1952)	April 1976	Joined Daiwa House Industry Co., Ltd.	38,100 shares
		July 2000	Head of Business Promotion Department, Rental Apartment Building Operations Headquarters of Daiwa House Industry Co., Ltd.
		April 2002	Head of Rental Apartment Building Operations Group, Management Strategy Department, President’s Office of Daiwa House Industry Co., Ltd.
		April 2004	Head of Rental Apartment Building Operations, Sales Headquarters of Daiwa House Industry Co., Ltd.
		April 2006	President of Daiwa Living Co., Ltd.
		April 2006	President of Daiwa Estate Co., Ltd.
		April 2011	Senior Operating Officer and General Manager, Construction Division of the Company
		June 2011	Senior Corporate Executive Officer and General Manager, Construction Division of the Company
		April 2012	President and General Manager, Construction Division of the Company
		April 2014	President and Representative Director of the Company
(Incumbent)
2	Makoto Iwasa (January 15, 1951)	April 1973	Joined Odakyu Electric Railway Co., Ltd.	13,900 shares
		June 2000	Head of Track Department, Civil Engineering Division of the Company
		July 2002	Manager, Engineering Department of Odakyu Electric Railway Co., Ltd.
		June 2005	Executive Officer and Manager, Engineering Department of Odakyu Electric Railway Co., Ltd.
		June 2008	President & CEO of Odakyu Facilities Co., Ltd. (currently Odakyu Engineering Co., Ltd.)
		June 2011	Senior Corporate Executive Officer and General Manager, Railway Business Division of the Company
		June 2014	Executive Vice President and Officer-in-Charge of Railway Business of the Company
(Incumbent)
3	Kenichiro Fuji (November 20, 1952)	April 1976	Joined Daiwa Facilities Co., Ltd.	17,900 shares
		November 1978	Joined Daiwa House Industry Co., Ltd.
		April 2005	Head of Administration Department, Sapporo Branch of Daiwa House Industry Co., Ltd
		April 2006	Head of Accounting Department, Tokyo Branch of Daiwa House Industry Co., Ltd

Candidate No.	Name (Date of birth)	Career summary, position, responsibilities within the Company, and significant concurrent positions		Number of shares of the Company held
		April 2008	General Manager, Administration Division of the Company
		June 2008	Director; Deputy General Manager, Administration Division; and Head of Accounting Department, Administration Division of the Company
		April 2009	Director; General Manager, Administration Division; and Head of Accounting Department, Administration Division of the Company
		April 2010	Director and General Manager, Management Administration Division of the Company
		April 2011	Associate Senior Corporate Executive Officer and General Manager, Management Administration Division of the Company
		April 2012	Associate Senior Corporate Executive Officer; General Manager, Management Administration Division; and Officer-in-Charge of Tohoku Branch of the Company
		April 2014	Associate Senior Corporate Executive Officer; and General Manager, Management Administration Division of the Company
(Incumbent)

Candidate No.	Name (Date of birth)	Career summary, position, responsibilities within the Company, and significant concurrent positions		Number of shares of the Company held
4	Masaharu Yasui (April 12, 1954)	June 1980	Joined Daiwa House Industry Co., Ltd.	25,200 shares
		April 2003	General Manager, Toyama Branch of Daiwa House Industry Co., Ltd
		April 2008	General Manager, Construction Business Division of the Company
		June 2008	Director; Deputy General Manager, Construction Division; Officer-in-Charge of East Japan; and Deputy General Manager, Railway Business Division of the Company
		December 2008	Director; Deputy General Manager, Construction Division; Head of Construction Sales #1 Department, Construction Division; Officer-in-Charge of East Japan and Okinawa Sales Office; and Deputy General Manager, Railway Business Division of the Company
		April 2009	Director; Deputy General Manager, Construction Division; Head of Construction Sales #1 Department, Construction Business Division; Officer-in-Charge of Construction Planning Department; and Officer-in-Charge of East Japan and Okinawa Sales Office of the Company
		June 2009	Director; Deputy General Manager, Construction Division; Head of Construction Sales #1 Department and of Construction Sales #2 Department, Construction Business Division; Officer-in-Charge of Construction Planning; and Officer-in-Charge of East Japan and Okinawa Sales Office of the Company
		April 2010	Director; and Head of Sales Supervision Department and of Development Real Estate Department, Business Supervision Division of the Company
		April 2011	Representative Managing Officer; Deputy General Manager and Officer-in-Charge of Sales, Construction Business Division of the Company
		April 2012	Director; Representative Managing Officer; Deputy General Manager and Officer-in-Charge of Sales, Construction Division of the Company
		April 2013	Associate Senior Corporate Executive Officer; Deputy General Manager and Head of Business Development Department, Construction Division of the Company
		April 2014	Associate Senior Corporate Executive Officer; Head of Business Development Department; and Officer-in-Charge of Tohoku Branch of the Company
(Incumbent)
5	Toshiaki Takahashi (November 8, 1950)	March 1973	Joined the Company	12,500 shares
		June 1999	Head of Civil Engineering Department, Civil Engineering Division of the Company
		June 2002	Deputy General Manager, Civil Engineering Division and Head of Civil Engineering Supervision Department, Civil Engineering Division of the Company
		June 2003	Operating Officer; Deputy General Manager, Civil Engineering Division and Head of Civil Engineering Supervision Department, Civil Engineering Division of the Company

Candidate No.	Name (Date of birth)	Career summary, position, responsibilities within the Company, and significant concurrent positions		Number of shares of the Company held
		June 2005	Operating Officer and General Manager, Technology Division of the Company
		June 2006	Operating Officer; Deputy Manager, Sales Division and Head of Sales Supervision Department, Sales Division of the Company
		April 2007	Operating Officer; Deputy General Manager, Construction Business Division and Head of Construction Supervision Department, Construction Business Division of the Company
		June 2007	Director and General Manager, Nagoya Branch of the Company
		April 2010	Director and General Manager, Railway Business Division of the Company
		April 2011	Representative Managing Officer and General Manager, Railway Business Division of the Company
		June 2011	Representative Managing Officer and Deputy General Manager, Railway Business Division of the Company
		April 2012	Representative Managing Officer; General Manager, Civil Engineering Division; Deputy General Manager, Railway Business Division; and Officer-in-Charge of Nagoya Branch of the Company
		April 2013	Associate Senior Corporate Executive Officer; General Manager, Civil Engineering Division; Deputy General Manager, Railway Business Division; and Officer-in-Charge of Nagoya Branch of the Company
		April 2014	Associate Senior Corporate Executive Officer and Officer-in-Charge of Civil Engineering company-wide of the Company
		April 2015	Director, Associate Senior Corporate Executive Officer, Officer-in-Charge of Civil Engineering company-wide and Head of Civil Engineering Business Department of the Company
(Incumbent)

Candidate No.	Name (Date of birth)	Career summary, position, responsibilities within the Company, and significant concurrent positions		Number of shares of the Company held
6	Shigeru Iwai (April 11, 1951)	April 1975	Joined Daiwa House Industry Co., Ltd.	11,600 shares
		October 2006	Head of Sales #2 Department, Construction Business Department, Tokyo Branch of Daiwa House Industry Co., Ltd.
		April 2010	General Manager, Osaka Branch of the Company
		June 2010	Director and General Manager, Osaka Branch of the Company
		April 2011	Representative Managing Officer and General Manager, Osaka Branch of the Company
		April 2014	Associate Senior Corporate Executive Officer; General Manager, Osaka Branch; and Officer-in-Charge of Nagoya Branch of the Company
(Incumbent)
7	Yasuo Suzuki (May 28, 1955)	April 1978	Joined the Company	9,600 shares
		June 2006	Head of Construction Department, Construction Division of the Company
		April 2009	Deputy General Manager, Yokohama Branch
		April 2010	General Manager, Yokohama Branch of the Company
		April 2011	Executive Officer and General Manager, Yokohama Branch of the Company
		April 2012	Operating Officer; Deputy General Manager, Construction Division; Head of Construction Business Department, Construction Division; and Officer-in-Charge of Yokohama Branch of the Company
		June 2012	Representative Managing Officer; Deputy General Manager, Construction Division; Head of Construction Business Department, Construction Division; and Officer-in-Charge of Yokohama Branch of the Company
		April 2014	Representative Managing Officer, Head of Construction Business and Officer-in-Charge of Yokohama Branch of the Company
(Incumbent)
8	Tsugio Kato (May 3, 1952)	May 1979	Joined Daiwa House Industry Co., Ltd.	1,900 shares
		April 2006	Head of Engineering and Construction Promotion Department, Technology Headquarters of Daiwa House Industry Co., Ltd.
		April 2012	Head of Commercial Facilities Department and Design and Construction Promotion Department of Daiwa House Industry Co., Ltd.
		April 2013	Operating Officer and General Manager, Technology Division of the Company
		June 2014	Representative Managing Officer and General Manager, Technology Division of the Company
(Incumbent)
9	Toshiaki Ishibashi (September 1, 1955)	April 1978	Joined the Company	4,000 shares
		June 2005	Head of Engineering, Sales Division of the Company
		April 2007	Head of Engineering and Calculation Department, Railway Business Division of the Company
		April 2009	Deputy General Manager, Railway Business Division of the Company

Candidate No.	Name (Date of birth)	Career summary, position, responsibilities within the Company, and significant concurrent positions		Number of shares of the Company held
		April 2010	Deputy General Manager, Business Supervision Division of the Company
		April 2011	Deputy General Manager, Railway Business Division of the Company
		April 2012	Operating Officer; Deputy General Manager, Railway Business Division; and Officer-in-Charge of Engineering company-wide of the Company
		April 2013	Operating Officer; Deputy General Manager, Railway Business Division; Head of Sales #1 Department, Railway Business Division; and Officer-in-Charge of Engineering company-wide of the Company
		April 2014	Operating Officer and Deputy General Manager, Railway Business Division of the Company
		June 2014	Representative Managing Officer and General Manager, Railway Business Division of the Company
(Incumbent)

Candidate No.	Name (Date of birth)	Career summary, position, responsibilities within the Company, and significant concurrent positions		Number of shares of the Company held
10	Testuji Ogawa (September 30, 1941)	April 1964	Joined Daiwa House Industry Co., Ltd.	No shares
		May 1988	Head of Accounting Department, Tokyo Branch of Daiwa House Industry Co., Ltd.
		April 1999	Head of Audit Department
		June 1999	Full-time Audit & Supervisory Board Member of Daiwa House Industry Co., Ltd.
		June 2000	Director and Managing Executive Officer of Daiwa House Industry Co., Ltd.
		April 2002	Director and Senior Managing Executive Officer of Daiwa House Industry Co., Ltd.
		April 2004	Executive Vice President and Representative Director of Daiwa House Industry Co., Ltd.
(Incumbent)
		April 2007	Head of Management Administration Headquarters of Daiwa House Industry Co., Ltd.
(Incumbent)
		June 2011	Outside Director of the Company
(Incumbent)
		April 2015	Supervising Management Administration of Daiwa House Industry Co., Ltd.
(Incumbent)
(Significant concurrent position)
Executive Vice President and Representative Director of Daiwa House Industry Co., Ltd.
11 (*)	Katsuhiko Goto (October 30, 1943)	April 1967	Joined National Senden Kenkyusho Co., Ltd.	No shares
		November 1978	Representative Director of Marketing Operation Center Inc. (current Nikkei Research Inc.)
		March 1983	Representative Director and Senior Managing Executive Officer of Nikkei Research Inc.
		March 1996	Deputy President and Representative Director of Nikkei Research Inc.
		March 1999	President and Representative Director of Nikkei Research Inc.
		March 2004	Chairman and Representative Director of Nikkei Research Inc.
		April 2005	Visiting Professor at Rikkyo University
		March 2006	Special Advisor of Nikkei Research Inc.
		March 2008	Visiting Officer of Nikkei Research Inc.
(Incumbent)
		March 2011	Outside Director of FISCO Ltd.
(Incumbent)
		June 2011	Outside Auditor of the Company
(Incumbent)
		April 2012	Executive Director and School President of Educational Foundation Kankyo Zokei Gakuen Vocational School ICS COLLEGE OF ARTS
		April 2014	Executive Director of Educational Foundation Kankyo Zokei Gakuen Vocational School ICS COLLEGE OF ARTS
(Incumbent)
(Significant concurrent position)
Outside Director of FISCO Ltd.

1.	Daiwa House Industry Co., Ltd., for which Mr. Tetsuji Ogawa, a candidate for director, concurrently serves as Representative Director, executes construction contracts, etc. with the Company. The firm also carries out transactions that belong to the business segment of the Company.

2.	There is no special interest between other candidates and the Company.

3.	Tetsuji Ogawa is a candidate for an outside director position.

(1) Mr. Ogawa has been nominated as a candidate for outside director in recognition of his extensive experience as a corporate executive of Daiwa House Industry Co., Ltd. over many years. The Company anticipates that based on his understanding of the Company’s position and roles in the Daiwa House Group, Mr. Ogawa will contribute to further improving the transparency and objectivity of management towards the sustainable growth of the Company and to reinforcing and enhancing corporate governance.

(2) Mr. Ogawa is currently an Outside Director of the Company, and will have served in the position for four years as of the close of this ordinary general meeting of shareholders.

4.	Mr. Katsuhiko Goto is a candidate for outside director.

(1) Mr. Goto has been nominated as a candidate for outside director in recognition of his wide-ranging experience as a corporate executive over many years and his extensive knowledge and insights into corporate management. The Company believes that with his experience and expertise, Mr. Goto is capable of monitoring and supervising management from an independent standpoint and offering appropriate advice, and therefore requests that he be elected outside auditor.

(2) The Company has filed Mr. Goto as an independent officer pursuant to the rules of the Tokyo Stock Exchange, Inc. If Mr. Goto is elected as per the proposal, he will continue to serve as an independent officer.

(3) Mr. Katsuhiko Goto is currently outside auditor of the Company, and will have served in the position for four years as of the close of this annual general meeting of shareholders.

5.	The asterisk (*) signifies a newly nominated director candidate.

Memo

Route Map to the Site of the 77th Ordinary

General Meeting of Shareholders

Venue:	B1F Meeting Room Hakuho, Hyatt Regency Tokyo
2-7-2 Nishi-Shinjuku, Shinjuku-ku, Tokyo
Telephone: 03-3348-1234

Access:	Approximately a 12-minute walk from West Exit of Shinjuku Station on the JR, Odakyu or Keio Line

Approximately a 3-minute walk from the A7 exit of Tocho-mae Station on the Tokyo Metro Oedo Line through the C4 passageway

Approximately a 7-minute walk from Nishi-Shinjuku Station on the Tokyo Metro Marunouchi Line

(Note)	Please note that car parking is not available onsite.

[Internet Disclosure Materials in Connection with the Notice of Convocation of the 77th Ordinary General

Meeting of Shareholders

of

Daiwa Odakyu Construction Co., Ltd.]

Internet Disclosure Materials in Connection with the Notice of

Convocation of the 77th Ordinary General Meeting of Shareholders

Notes to Non-consolidated Financial Statements

( From April 1, 2014 to March 31, 2015 )

Daiwa Odakyu Construction Co., Ltd.

Notes to Non-consolidated Financial Statements

(	From April 1, 2014 To March 31, 2015)

1.	Significant accounting policies

(1)	Valuation standards and methods for securities

Available-for-sale securities

Securities with market value:	Valued at market value based on average quoted market prices for a period of one month prior to the year-end (Valuation differences are fully reflected in net assets. Costs of securities are based on the moving-average method.)

Securities without market value: Valued at cost based on the moving-average method

(2)	Valuation standards and methods for inventories

Real estate for sale, costs on real estate business: Valued at cost based on the specific identification method (The amounts presented on the balance sheet are calculated by writing down the book values of assets based on a decline in profitability.)

Costs on uncompleted construction contracts: Valued at cost based on the specific identification method

(3)	Depreciation methods for non-current assets

[1]	Property, plant and equipment (excluding lease assets)

The Company adopts the declining-balance method. However, the straight-line method is adopted for warehouses and buildings for the rental business.

Useful life and residual value are based on standards identical to those prescribed in the Corporation Tax Act.

[2]	Intangible assets

For software used in-house, the Company adopts the straight-line method based on the useful lives (five years) of assets in-house.

[3]	Lease assets

For lease assets relating to finance lease transactions not involving transfer of ownership, the straight-line method is adopted, taking the asset’s service life as the leasing period and taking the asset’s residual value to be zero.

(4)	Standards for recording allowance and provisions

[1]	Allowance for doubtful accounts:	To provide for credit losses from doubtful accounts receivables, an allowance for doubtful accounts is posted in consideration of the actual loan loss rate for general credit and the possibility of collecting each receivable for a specified credit.

[2]	Provision for warranties for completed construction:	To provide for possible expenses arising from warranties against defects relating to completed work, the estimated amount of future warranties is posted based upon past ratio of provision. etc.

[3]	Reserve for loss on construction contracts:	To provide for possible losses arising from orders received, the estimated amount is posted with respect to work for which the Company can expect losses to arise and can rationally estimate losses. With respect to costs for uncompleted work relating to which losses are expected, the estimated provision for loss on work is deducted directly.

[4]	Provision for bonuses:	To provide for the payment of employees’ bonuses, the Company posts this provision based upon the estimated bonus payment to be made in the fiscal year under review.

[5]	Provision for retirement benefits:	To provide for the payment of employees’ retirement benefits, the Company posts this provision based upon an estimated amount of retirement benefit obligation and pension assets as of the fiscal year-end.

		a.	Period attribution method for estimated retirement benefits

In calculating the retirement benefit obligation, the straight-line method the method for attributing estimated retirement benefits for the period until the end of the fiscal year.

		b.	Method of accounting for differences arising from actuarial calculations and prior service costs

Differences arising from actuarial calculations and prior service costs are recognized collectively in the fiscal year they arise.

(Additional information)

(Change in the estimation of unrecognized retirement benefit obligation)

The Company is considering management integration with a group company, which involves considerable organizational changes. Therefore, the assumptions used for the current estimation can no longer be continued and there was no alternative but to revise accounting estimates. As a result, the Company amortized the unrecognized retirement benefit obligation collectively at the end of the fiscal year.

As a consequence of this change, compared to the results under the conventional method, the provision for retirement benefits at the end of the fiscal year under review increased 252,197 thousand yen, ordinary income increased 36,041 thousand yen, and income before income taxes decreased 252,197 thousand yen.

(5)	Accounting standards for net sales of completed construction contracts and cost of sales of completed construction contracts

The Company adopts the percentage-of-completion method (progress ratio towards completion of work is estimated based on the proportion of costs incurred) with respect to works for which the outcome can be estimated with certainty, and applies the completed contract method for other work.

(6)	Accounting for consumption taxes

Consumption taxes are accounted for using the tax-exclusion method.

(Change in accounting policy)

Application of accounting standard, etc. for retirement benefits

The Company has adopted the Accounting Standard for Retirement Benefits (ASBJ Statement No. 26; May 17, 2012) and Guidance on Accounting Standard for Retirement Benefits (ASBJ Guidance No. 25; March 26, 2015) effective the fiscal year under review, revised the calculation methods for retirement benefit obligations and service costs, and changed the method of determining the discount rate to a method using the single weighted average rate of discount that reflects the expected payment period of retirement benefits and the amount of retirement benefit payments by the expected payment period.

There is no impact of this change on retained earnings at the beginning of the fiscal year and profit/loss.

2.	Notes to the Balance Sheet

(1)	Accumulated depreciation of property, plant and equipment: 4,178,964 thousand yen

(2)	Collateral assets and secured debt

The Company has pledged as collateral, investment securities worth 500 thousand yen for Suita Campus Service Co., Ltd., a special purpose company, and investment securities worth 1,000 thousand yen for Utsunomiya Go-no-Mori Saijo K.K., a special purpose company, against loans from financial institutions of each special purpose company.

(3)	Monetary claims and monetary obligations to affiliates

Short-term monetary claim	2,836,364 thousand yen

(4)	Revaluation of land for business use

Pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998), the Company revalued land for business use and recorded deferred tax liabilities relating to the revaluation as non-current liabilities and revaluation reserve for land in the net-assets section.

Revaluation method:	Calculation are made through rational adjustments based upon the official land prices pursuant to Article 2, Item (i) of the Order for Enforcement of the Act on Revaluation of Land (government ordinance No. 119 promulgated on March 31, 1998).

Date of revaluation performed: March 31, 2002

The total market value of revalued land as of the end of the fiscal year-ended March 31, 2014 fell short by 712,891 thousand yen of the total book value after revaluation.

Revaluation reserve for land is restricted against appropriation to dividend under Article 7-2, Paragraph 1 of the Act on Revaluation of Land.

(5)	Commitment line agreement

The Company has entered into a commitment line agreement with eight banks to procure operating funds efficiently.

The balance of the unused portion of loans payable under the commitment line agreement is as follows.

Total commitment line	9,000,000 thousand yen
Balance of execution	— yen

Net amount	9,000,000 thousand yen

(6)	Guarantee obligation

Meiwa Estate Co., Ltd.	132,590 thousand yen (deposit and other guarantee	)

Takara Leben Co., Ltd.	142,400 thousand yen (deposit and other guarantee	)

3.	Notes to the Income Statement

(1)	Net sales of completed construction contract pursuant to the percentage-of-completion method: 56,744,281 thousand yen

(2)	Transactions with affiliates

Transaction amount of operating transactions
Sales	13,940,818 thousand yen
Purchases	145,985 thousand yen

(3)	Impairment loss

Purpose	Type	Location	Impairment loss
Telephone subscription right	Intangible assets	Shinjuku-ku, Tokyo and other	18,182 thousand yen

The Company posted an impairment loss on the telephone subscription right in recognition of the significant fall in the market price and that there is no likelihood of recovery.

4.	Notes to the Statement of Changes in Shareholders’ Equity

(1)	Type and number of shares issued at the end of the fiscal year

Common stock	21,720,000 shares

(2)	Type and number of treasury shares at the end of the fiscal year

Common stock	10,963 shares

(3)	Matters related to dividends

The following were resolved at the ordinary general meeting of shareholders on June 26, 2014.

•	Matters concerning dividends on common stock

Total cash dividend	151,963 thousand yen
Cash dividend per share	7.00 yen
Record date	March 31, 2014
Effective date	June 27, 2014

(4)	Dividends for which the record date falls in fiscal year 2014 and the effective date falls in fiscal year 2015

The Company proposes following at the ordinary general meeting of shareholders on June 25, 2015.

•	Matters concerning dividends on common stock

Total dividend	151,963 thousand yen
Source of dividend	retained earnings
Cash dividend per share	7.00 yen
Record date	March 31, 2015
Effective date	June 26, 2015

(Note)	The number of treasury shares recorded on the shareholder register is 11,463 shares and the actual number of shares held as of March 31, 2015 is 10,963 shares.

5.	Tax effect accounting

(1)	Breakdown by major cause of deferred tax assets

Loss on valuation of real estate for sale	4,187 thousand yen
Excess of provision for retirement benefits	1,127,373 thousand yen
Loss on valuation of investment securities	285,983 thousand yen
Loss on valuation of golf club membership	63,190 thousand yen
Reserve for loss on construction contracts	25,566 thousand yen
Impairment loss	285,462 thousand yen
Provision for bonuses	225,149 thousand yen
Other	249,643 thousand yen

Sub-total	2,266,556 thousand yen
Valuation reserve	(652,469) thousand yen

Total	1,614,087 thousand yen

(2)	Breakdown by major cause of deferred tax liabilities

Dividends receivable	(15,121) thousand yen
Valuation difference on available-for-sale securities	(387,653) thousand yen
Reserve for advanced depreciation of fixed assets	(1,909,153) thousand yen
Other	(4,607) thousand yen

Total	(2,316,535) thousand yen

Net deferred tax assets as of March 31, 2015 include the following items of the balance sheet.

March 31, 2015
Current assets – deferred tax assets	445,794 thousand yen
Non-current liabilities – deferred tax liabilities	(1,148,242) thousand yen

Revisions to deferred tax assets and deferred tax liabilities due to changes in the rate of corporate tax, etc.

Given the promulgation of the Act on Partial Amendment of the Income Tax Act, etc. (Act No. 9 of 2015) and the Act on Partial Amendment of the Local Tax Act, etc. (Act No. 2 of 2015) on March 31, 2015, the corporate tax rate, etc. will be reduced, etc. effective the fiscal year beginning on or after April 1, 2015. In conjunction with this change, the effective statutory tax rate used in the calculation of deferred tax assets and deferred tax liabilities is changed from 35.6% to 33.1% for the temporary difference expected to be eliminated in the fiscal year beginning on April 1, 2015 and to 32.3% for the temporary difference expected to be eliminated in the fiscal year beginning on April 1, 2016 and thereafter.

As a result of this change in the tax rate, deferred tax assets (amount after deducting deferred tax liabilities) increased by 82,734 thousand yen, valuation difference on available-for-sale securities increased by 39,556 thousand yen, and corporate tax adjustments decreased by 43,178 thousand yen.

In addition, deferred tax liabilities for land revaluation decreased by 66,744 thousand yen and revaluation reserve for land increased by the same amount.

6.	Non-current assets used through lease

In addition to the non-current assets posted on the balance sheet, the Company uses computers and peripheral equipment under lease contracts.

7.	Financial instruments

(1)	Matters concerning the status of financial instruments

The Company limits its funds investment activities to short-term deposits, etc., and procures funds through loans from banks and other financial institutions.

Customers’ credit risk relating to notes receivable and accounts receivable from completed construction contracts is managed and mitigated based on credit management standards. Investment securities are stocks for which the market value is assessed on a quarterly basis.

The Company uses loans payable for operating funds (mainly short term) and for capital investments (long term).

(2)	Matters concerning market values of financial instruments

Amounts posted on the balance sheet, market values, and differences between posted amounts and market values as of March 31, 2015 are as follows.

	Amount posted on the balance sheet	Market value	Difference
	Thousand yen	Thousand yen	Thousand yen
Assets
[1] Cash and deposits	9,198,354	9,198,354	—
[2] Notes receivable	375,253	375,253	—
[3] Accounts receivable from completed construction contracts	19,862,639	19,862,639	—
[4] Investment securities	4,266,125	4,266,125	—
Liabilities			—
[5] Notes payable	2,956,510	2,956,510	—
[6] Accounts payable for construction contracts	14,640,327	14,640,327	—
[7] Short-term loans payable	10,056,000	10,056,000	—

(Notes)	1.	Method of calculating market values of financial instruments and matters concerning securities

		[1]	Cash and deposits, [2] Notes receivable, [3] Accounts receivable from completed construction contracts

These items are recorded in book values because they are settled on a short-term basis and their market values are proximate to book values.

		[4]	Investment securities

Market values are based on their prices quoted on stock exchanges.

		[5]	Notes payable, [6] Accounts payable for construction contracts, [7] Short-term loans payable

These items are recorded in book values because they are settled on a short-term basis and their market values are proximate to book values.

	2.	Unlisted stocks (amount posted on balance sheet: 110,850 thousand yen) are not included in “[4] Investment securities” because they do not have market prices and their cash flows cannot be estimated, hence grasping their market values is deemed to be extremely difficult.

8.	Real estate for lease

The Company owns real estate for lease (including land) in Tokyo and other regions.

The amount posted on the balance sheet and the market value of such real estate for lease are as follows.

Amount posted on the balance sheet	Market value
12,876,424 thousand yen	12,854,897 thousand yen

(Notes)	1.	The amount posted on the balance sheet is the amount derived by deducting accumulated depreciation and accumulated impairment loss from the cost of acquisition.

	2.	The market value at the end of the fiscal year ended March 31, 2015 is an amount mainly based on the real estate appraisal report prepared by an external real estate appraiser.

	3.	Of changes during the fiscal year, the major increase was the acquisition (1,027,493 thousand yen) of land and buildings for lease (in Aoba-ku, Sendai-shi.)

9.	Transactions with related companies

Parent company and major corporate shareholders

(Thousand yen)

Type	Name of company, etc.	Ratio of voting rights	Relationship with the related company	Transaction description	Transaction amount	Item	Balance at the year-end
Other affiliates	Daiwa House Industry Co., Ltd.	Owned by Daiwa House Industry Direct: 33.1%	Receiving orders for construction work Concurrent position held by executive	Sales of construction work	13,940,818	Accounts receivable from completed construction contracts	2,836,364
						Advances received on uncompleted construction contracts	363,149
				Construction costs	73,752	—	—
				Lease of real estate	72,232	Lease and guarantee deposits	2,335
Major shareholder	Odakyu Electric Railway Co., Ltd.	Owned by Odakyu Electric Railway Direct: 10.9% Indirect: 3.3%	Receiving orders for construction work Concurrent position held by executive	Sales of construction work	9,888,232	Accounts receivable from completed construction contracts	816,095
						Accounts receivable	16,826

(Notes)	1.	Of the above amounts, the transaction amount does not include consumption taxes and the balance at the year-end includes consumption taxes.

	2.	The Company determines the prices of orders for construction work by presenting quotations and conducting negotiations. Regarding other transactions, the Company executes transactions with related companies under equivalent terms those executed with parties other than related companies.

10.	Per share information

(1)	Net assets per share 694.82 yen

(2)	Net income per share 79.17 yen

11.	Material subsequent events

Not applicable

12.	Notes to additional information

Re: Execution of the share exchange agreement

The Company determined, at the meeting of the Board of Directors held on February 6, 2015, to implement a share exchange under which Daiwa House Industry Co., Ltd. will make the Company its wholly-owned subsidiary, and both companies entered into a share exchange agreement on the same day.

Schedule for the Share Exchange

Date of resolution at meeting of the Board of Directors (both companies)	February 6, 2015
Date of execution of Share Exchange Agreement (both companies)	February 6, 2015
Record date of ordinary general meeting of shareholders (the Company)	March 31, 2015
Date of resolution at ordinary general meeting of shareholders (the Company)	June 25, 2015 (scheduled)
Last trading date (the Company)	July 28, 2015 (scheduled)
Date of delisting (the Company)	July 29, 2015 (scheduled)
Share Exchange Effective Date	August 1, 2015 (scheduled)

(Note)	The above schedule may be subject to change, by way of agreement between both companies, if any need arises in the course of the procedures for the share exchange, etc..

[Business Report of Daiwa House Industry Co., Ltd.]

(Business Report)

(From Apri1 1, 2014 to March 31, 2015)

1.	Group’s Current Condition

(1)	Business Development and Results

The Japanese economy continued to follow a course of gradual recovery through the fiscal year ended March 2015. Consumer spending, housing construction, and other indicators remained sluggish due to the increase in consumption tax rates in Japan. However, other government policies spurred improvements in hiring and payrolls, while the devaluation of the yen and lower crude oil prices helped improve corporate earnings.

In April 2014, Japan’s government enacted two policies to help the housing industry recover from the effects of the consumption tax increase. The first policy was the introduction of higher tax credits on home loans, while the second policy was to establish a new housing subsidy. Despite these two policies, the industry was unable to avoid the impact of the consumption tax increase, resulting in a year-on-year decrease in new housing starts from April 2014 to February 2015.

In light of these circumstances, the Daiwa House Group has been engaged in strategies to accelerate growth for our domestic core businesses, including active investments in real estate development projects. We have based these efforts on 3G&3S for the Next Step, the Daiwa House Group’s Fourth Medium-Term Management Plan, which will conclude in March 2016.

The Group has looked to grow its revenue base overseas with the May 2014 launch of the Berkeley Project in Tarrant County, Texas, U.S.A. This business is a joint venture with Lincoln Property Company, a major real-estate company. During November 2014, the Group launched the Water’s Edge Project in Dallas, Texas, U.S.A.—another joint venture with Lincoln.

The Group has taken measures to diversify our business. In March 2015, we merged Daiyoshi Trust Co., Ltd. and Tomo Co., Ltd., naming this new company Daiwa House Parking Co., Ltd. This move should further strengthen our ability to compete in the parking business, as well as lead further growth through the focus of management resources.

As a result, the Daiwa House Group recorded consolidated net sales of 2,810,714 million yen, (+4.1% year on year) for the fiscal year under review. Operating income was 180,352 million yen (+10.3 % year on year), while ordinary income amounted to 202,628 million yen (+14.9% year on year). The Group posted net income of 117,133 million yen (+14.7% year on year).

Results by business segment were as follows:

Single-Family Houses Business

During the fiscal year, we took an intensive approach to creating customer living spaces and expanding our lineup of attractive products. At the same time, we pursued a course of community-centric business as another element designed to increase revenues in our Single-Family Houses Business.

In April 2014, we introduced the TRYe Lab on the grounds of our Tokyo Headquarters. This initiative provides customers a space to learn more and become more excited about home technologies and trends. The TRYe Lab is a new concept that enables consumers to “try on” a custom-ordered home by using virtual technologies that allow customers a chance to experience their new living spaces. TRYe Lab has been a success in attracting large number of customers.

We continued to expand our lineup of offerings and improve existing products to generate more orders. We focused on our high-end single-family xevo S (xevo sigma) product, while also selling xevo TILE (complete tile exterior single-family home), xevo GranWood One-Story Living (a one-story product extension of our wood-constructed houses), and xevo GranWood Urban Living (three-story wood-constructed home).

During February 2015, our xevo S product won the Most Outstanding Award at the 2014 Nikkei Superior Products & Services Awards. These awards are sponsored by the Nikkei Inc. in recognition of technological excellence and innovation in products and services.

In our town planning projects, we have promoted the development of smart cities such as SMAxECO City Yoshikawa Minami (Saitama), SMAxECO City Sagamihara Hikarigaoka (Kanagawa), and SMAxECO City Tsukuba Science (Ibaraki).

However, the negative impact of Japan’s consumption tax increase in the period after front-loaded purchases in advance of the rate change and other factors led to segment net sales of 375,343 million yen (-4.9% year on year). Operating income amounted to 8,841 million yen (-34.0% year on year).

Rental Housing Business

After setting up 15 new operational bases in the fiscal year under review, our Rental Housing Business activities extend to a total of 151 locations, tied to local communities and interests.

In January 2015, we sponsored tax planning seminars addressing the increase in inheritance taxes and the use of rental property management and asset inheritance tax-planning vehicles. These seminars were conducted throughout Japan, received as valuable information by land owners and their families.

During September 2014, we remodeled the D-room Plaza Hall, a rental property experience facility set up within our General Research Institute in Nara Prefecture. This facility was reopened with a new technology hall. In addition to traditional experience facility, we are introducing detailed technologies by means of which we are promoting greater understanding on the part of owners and residents of the functionality of the Daiwa House rental houses, working to expand our earnings in this segment.

As a result, net sales amounted to 772,955 million yen (+12.2% year on year), while operating income amounted to 69,597 million yen (+8.3% year on year).

Condominium Business

In our Condominium Business, we are working to offer condominiums with high asset value for the benefit of our customers and local communities. In pursuit of this mission, we have incorporated more local community relationships into our business strategies.

In July 2014, we experienced a sellout in one day of entire 144 units at our Hibarigaoka Fields Ichibancho (Tokyo)* condominiums. This was the first 2014 project in excess of 100 units in the Tokyo metropolitan area that had a same-day sellout when all units were offered at once.

Prior to the March 2015 opening of the Hokuriku Shinkansen (bullet train) rail line, we completed construction of the PREMIST Kanazawa Station West and PREMIST Kanazawa Station West II projects. Both projects experienced same-day sellouts when made open to the public.

However, owing to year-on-year declines in the number of units in construction completions, net sales were 231,344 million yen (-4.7 % year on year). However, operating income amounted to 10,819 million yen (+1.1 % year on year).

*	Joint project between Daiwa House Industry Co., Ltd., Cosmos Initia Co. Ltd., and Orix Real Estate Corporation.

Existing Home Business

In our Existing Home Business, we worked to strengthen relations with single-family and rental property owners by offering property inspection and examination services.

We also provided regular opportunities to offer expert advice from employees in inspection, design, construction fields, and other technical departments as part of our promotional activities in each region.

Regarding unoccupied houses, we opened the Reform Salon Matsudo (Chiba) and Reform Salon Kawanishi (Hyogo) in February 2015 as specialty remodeling showrooms. We also remodeled our Reform Salon Konandai in Kanagawa. These activities have provided us with a chance to work more closely aligned to local needs. These facilities have proven to be popular in their locales, and we have been using them to reinvigorate the multi-unit housing and existing home markets in these areas.

As a result, net sales for the Existing Home Business segment amounted to 91,664 million yen (+5.7% year on year). The segment recorded operating income in the amount of 9,976 million yen (+7.1% year on year).

Commercial Facilities Business

During the fiscal year under review, this segment worked to create stronger relationships with owners, improve the build quality and details for large-scale developments, and offer more ideas that leverage the unique local features of each facility to increase orders.

Daiwa Lease Co., Ltd. began construction on urban shopping mall BiVi projects, including BiVi Senriyama (Osaka), BiVi Tsukuba (Ibaraki), and BiVi Hiji (Oita). We also began work on Frespo suburban shopping mall projects, including Frespo Megumino (Hokkaido), Frespo Shibata (Niigata), and Frespo Rokuchonomeminamimachi (Miyagi). In such ways, we are expanding our commercial facilities throughout Japan.

As a result, Commercial Facilities Business segment net sales amounted to 456,218 million yen (+8.1%year on year). The segment recorded operating income in the amount of 67,279 million yen (+10.7% year on year).

Logistics, Business and Corporate Facilities Business

In this segment, we have been working to leverage our expertise in logistics facilities, medical and nursing facilities, food facilities, and other fields to offer clients proposals for valuable projects.

We continue to work to increase orders for large-scale properties, particularly those in large metropolitan areas. During fiscal 2013, we launched a new logistics facilities brand, DPL (D-Project Logistics), actively engaging in the development of multi-tenant logistics facilities and producing new concepts to grow our business.

During October 2014, we entered into a joint logistics business with Fast Retailing Co., Ltd., beginning construction of a dedicated logistics warehouse for that company in November 2014. We are engaged in a number of projects to generate more efficient logistics, including forming our first-ever private REIT to operate a logistics business together with Fast Retailing. We are also working on projects to support new logistics schemes capable of responding to diverse customer needs.

As a result, net sales for this segment amounted to 581,569 million yen (-1.8% year on year). Operating income, however, amounted to 38,444 million yen (+42.7% year on year).

Other Businesses

Our Environment and Energy Business Division launched operations of solar power generation facilities at 36 locations during the fiscal year under review, including the DREAM Solar Fukuoka Wakamiya I and DREAM Solar Natsumidai I & II (Nara) and the DREAM Solar Tosa Royal Hotel (Kochi). Up to date, the Daiwa House Group is operating a total of 86 solar power generating facilities throughout Japan.

In the Fitness Club Division, we opened NAS KIDS UNIVERSITY MITAKA in Tokyo, our second such specialized educational childcare facility. Including the new Sports Club NAS Park Place Oita, the Daiwa House Group opened five large sports complexes during the fiscal year under review, reaching a total 68 locations throughout Japan.

Our City Hotels Division operates 39 locations in Japan, including the newly opened Daiwa Roynet Hotel Numazu (Shizuoka) in April 2014, part of the Plaza Verde integrated convention facility managed by Shizuoka Prefecture and Numazu City.

As a result, net sales for this segment amounted to 426,512 million yen (+8.3% year on year). Operating income was 10,288 million yen (-26.9% year on year).

(Note) The net sales of each business shows the sum of the net sales to external customers and the intra-group net sales, etc. between each business division.

Amount of orders received and net sales for each segment of the Group

(million yen)

Segment	Amount brought forward from the fiscal year ended March 2014	Amount of orders received during the fiscal year ended March 2015	Net sales (fiscal year ended March 2015)	Amount brought forward to the fiscal year ending March 2016
Single-Family Houses Business	87,785	374,236	371,978	90,043
Rental Housing Business	200,870	807,047	770,508	237,410
Condominium Business	33,070	237,944	230,662	40,352
Existing Home Business	13,500	90,476	89,992	13,984
Commercial Facilities Business	76,447	461,064	444,603	92,908
Logistics, Business and Corporate Facilities Business	351,567	656,157	578,666	429,058
Other Businesses	13,840	329,565	324,302	19,103

Total	777,083	2,956,492	2,810,714	922,861

(Notes)

1.   Amounts less than 1 million yen have been rounded down.

2.   [omitted]

3.   Each of the “Amount brought forward from the fiscal year ended March 2014,” the “Amount of orders received during the fiscal year ended March 2015,” the “Net sales (fiscal year ended March 2015), and the “Amount brought forward to the fiscal year ending March 2016,” respectively show the amounts to external clients.

(2)	Capital Investment and Financing

The total amount of capital investment of the Group during the fiscal year ended March 2015 was 274.9 billion yen, with the main content thereof being the acquisition of land for business and real estate for lease. The primary financing during the fiscal year ended March 2015 was the issuance of unsecured bond series No.4 and 5, in the principal amount of 65 billion yen as of April 23, 2014, and the issuance of unsecured bond series No.6, in the principal amount of 15 billion yen as of October 22, 2014. Moreover, the amount of 78 billion yen was also borrowed through long-term loans.

(3)	Issues to be Addressed

The Japanese economy is expected to enter a gradually improving cycle of business growth, led by reduced manufacturing costs resulting from lower oil prices, and steady consumer demand owing to improving employment and personal incomes. Meanwhile, there are some concerns with the risk that economic recession overseas will make an impact on Japanese domestic business.

The future trend of the housing industry, meanwhile, remains difficult to forecast. On one hand, the increase in consumption tax rates to 10% original scheduled for October 2015 has been delayed until April 2017. At the same time, Japan’s government is enacting policies to stimulate the housing market, including eco points for energy efficient homes and expanded tax exemptions and deferments for gift taxes. While these factors point to a recovery in housing starts, mortgage interest rate trends and other factors have clouded the picture.

In the face of these economic conditions, the Daiwa House Group plans to improve its earnings power through two initiatives under the growth strategies in the Group’s Fourth Medium-Term Management Plan. The first strategy is strengthening and expanding our presence in the value chain that encompasses the business cycle of development, construction, sales, management and operations. The second is strengthening products and services that respond to social changes, including Japan’s aging population and concerns for safety and the environment. We intend to do this in each of our core businesses: Single-family houses, rental housing, condominiums, existing home business, commercial facilities, logistics, business and corporate facilities. We also plan to enhance businesses by tying to our core businesses with the diversified businesses such as resort hotels and sports life business and environment and energy business.

In overseas businesses, we plan to accelerate our expansion in newly emerging economies, including ASEAN, while at the same time to develop our real estate business in the United States and other countries and areas.

Under the said policy, we aim to achieve steady growth in line with the growth strategy of the Daiwa House Group’s Fourth Medium-Term Management Plan, which will conclude in March 2016, while utilizing various resources and assessing changing market trends.

[remainder omitted]

[Articles of Incorporations of Daiwa House Industry Co., Ltd.]

ARTICLES OF INCORPORATION

CHAPTER 1 GENERAL PROVISIONS

(Company Name)
Article 1	The name of the Company shall be Daiwa House Kogyo Kabushiki Kaisha. The Company shall be indicated a DAIWA HOUSE INDUSTRY CO., LTD., in English.

(Purpose)
Article 2

The purpose of the Company shall be to operate the following businesses.

1.     Contracting, constructing, designing, supervising and consulting of Civil engineering works, Construction works, Carpentry works, Plasterer works, Scaffolding builder/Earthwork/Concrete works, Stone works, Roofing works, Electric works, Tube works, Tile/brick/block works, Steel structure works, Iron reinforcing rod works, Paving works, Dredging works, Sheet metal works, Glass works, Painting works, Waterproofing works, Interior works, Machinery and equipment installation works, Heat insulation works, Electric and communication works, Gardening works, Welling works, Fixtures works, Water facilities works, Fire fighting facilities works, Cleaning facilities works

2.     Surveying and developing of land, sales, purchase, exchange, mediate, rental, management, valuation, consulting of land and buildings

3.     Manufacturing, disassembling, relocating, sales, rental, import and export of temporary housing and container box

4.     Business under Real Estate Special Joint Business Law

5.     Investment advisory, Investment trust, Investment asset management for real estate and securities

6.     2nd type financial instruments and exchange business

7.     Designing, manufacturing, constructing, sales, import and export of construction materials, housing facilities and equipments, exterior products, interior decorations

8.     Manufacturing, sales, rental, import and export of furniture and home electric products

9.     Sales, rental, import and export of arts and crafts, jewelry, precious metals, spectacles, watches, cameras, optic equipments, electronics equipments, music instruments, toys, playing goods, stationery, office equipment, compact discs, cosmetics, garments, shoes, bags, bicycles, car parts and goods, measurement tools, sporting goods, fishing goods, animals, pet items, plants, gardening items, interior goods, household goods

10.   Publishing, sales, import and export of books

11.   Sales, rental and repair of aircrafts, ships, cars, bicycles and other transport equipments, management of petrol station, car parking, schools for airplane piloting and car driving

12.   Operation and rental of accommodation including hotels and inns, sporting facilities including golf courses and tennis courts, amusement facilities including game centres and amusement parks, wedding facilities, cafeterias, restaurants, coffee shops, theatres, convention centres, exhibition halls

13.   Travel agency services

14.   Leasing

15.   Breeding, cultivation, processing, storing and trading of animals and plants

16.   Sales, import and export of cigarettes, alcohol, stamps, medicines, petrochemical products, antiques and other related materials

17.   Management, sales, purchases and agent of mortgage securities, consulting of real estate financing

18.   Development, sales, rental, import and export of equipment and tools for medical, nursing, healthcare and sanitary

19.   Management and rental of hospitals, elderly homes, medical treatment facilities, home nursing support business under the Nursing Insurance Law

20.   Management and rental of facilities of technical colleges, other schools, private preparatory schools

21.   Information service, merchandise, information processing using internet networks

22.   Development and sales of computer systems, programs and software

23.   Market research and management consulting

24.   Agency services for general insurance, car insurance under car insurance law, and life insurance

25.   Processing, sales, import and export of foods and drinking water

26.   Power generation using wind power, solar power, land heat power, supplying of electricity and heat

27.   Supplying of water and gas, management of sewage disposal plants

28.   Obtaining, developing usage, approval for use and sales of industrial propriety rights, copyrights, know-how and other intellectual properties

29.   Collection, transport, treatment, recycling of waste and consulting thereof

30.   General temporary personnel services and specified temporary personnel services under the Temporary Worker Service Law

31.   Warehousing, packaging, freight lorry transport, freight management, passenger vehicle transport, port transport, custom agency services

32.   Advertising agency services and other advertising related businesses

33.   Development, manufacturing, rental and sales of machine tools/equipment and guiding robots

34.   Research, study and consulting of technical field in energy saving, water saving, environment and others

35.   Provision of money loans, loan agency and guarantee services, credit card business

36.   All other related and incidental business to the above

(Location of Head Office)
Article 3	The head office of the Company shall be located in Osaka City.

(Governing Bodies of the Company)
Article 4

The Company shall have the following governing bodies, in addition to a general meeting of shareholders and the Directors:

i.    Board of Directors

ii.   Corporate Auditors

iii.  Board of Corporate Auditors

iv.  Accounting Auditors

(Method of Public Notice)
Article 5	Public notices of the Company shall be given by way of electronic public notice. In the event that electronic public notice is not possible due to an accident or any other unavoidable circumstance, public notices shall be given by way of publication in the Nihon Keizai Shimbun.

CHAPTER 2 SHARES

(Total Number of Authorized Shares)
Article 6	The total number of shares authorized to be issued by the Company shall be 1,900,000,000 shares.

(Acquisition of Treasury Stock by the Company)
Article 7	Pursuant to Article 165, Paragraph 2 of the Companies Act, the Company may acquire its treasury stock by a resolution of the Board of Directors.

(Number of Shares Constituting One Share Unit)
Article 8	The number of shares constituting one share unit of the Company shall be 100 shares.

(Demand for Sale of Shares in Respect of Shares Less than One Share Unit)
Article 9	Pursuant to the provisions of Share Handling Rules, the shareholders of the Company may demand the Company to sell to such shareholder the number of shares which, together with the number of shares less than one share unit held by such shareholder, will constitute one share unit.

(Share Handling Rules)
Article 10	The handling of shares of the Company and the handling fees for the same shall be in compliance with the Share Handling Rules prescribed by the Board of Directors, in addition to applicable laws and regulations, and these Articles of Incorporation.

(Shareholder Register Administrator)
Article 11

(1)   The Company shall have a shareholder register administrator.

(2)   The shareholder register administrator and the location of its office shall be determined by a resolution of the Board of Directors and disclosed by public notice.

(3)   Recording, maintenance and other administrative matters for the shareholders list and the stock acquisition rights holders list of the Company shall be entrusted to the shareholder register administrator, and the Company shall not handle such matters.

CHAPTER 3 GENERAL MEETINGS OF SHAREHOLDERS

(Convocation)
Article 12

(1)   The ordinary general meeting of shareholders of the Company shall be convened within three (3) months from the day following the last day of each business year.

(2)   Extraordinary general meetings of shareholders shall be convened, from time to time, whenever necessary.

(Record Date for Ordinary General Meeting of Shareholders)
Article 13	The record date for voting rights in the ordinary general meeting shall be March 31 of each year.

(Convener)
Article 14	Except as otherwise provided in the laws and regulations, the Representative Directors shall convene general meetings of shareholders by a resolution of the Board of Directors.

(Chairman)
Article 15	The President shall preside as chairman at general meetings of shareholders. If the President is unable to so preside, another director may preside at the meeting in accordance with the order determined in advance by a resolution of the Board of Directors.

(Internet Disclosure and Deemed Provision of Reference Documents, etc. for General Meeting of Shareholders )
Articles 16	In convening general meetings of shareholders, the Company may deem that the information to be specified or provided in the reference materials for the general meeting of shareholders, business reports, financial statements and consolidated financial statements has been provided to shareholders, by disclosure of the same using the Internet in accordance with the provisions of the applicable ordinance of the Ministry of Justice.

(Voting by Proxy)
Article 17	(1) Shareholders may exercise their votes by way of a proxy, who shall be one of the other shareholders of the Company holding voting rights.

(2) Suchshareholder or proxy thereof must submit to the Company a document evidencing the authority of the proxy, in respect of each general meeting of shareholders.

(Method of Resolution)
Article 18

(1)   Unless otherwise provided in the laws and regulations, or these Articles of Incorporation, a resolution of a general meeting of shareholders shall be adopted by a majority of the votes of shareholders present at the meeting who are entitled to exercise their voting rights.

(2)   The resolution of a general meeting of shareholders made pursuant to the provisions of Article 309, Paragraph 2 of the Companies Act shall be adopted by a vote of two-thirds (2/3) or more of the shareholders present at the relevant meeting where shareholders holding one-third (1/3) or more of the votes of the shareholders who are entitled to exercise their voting rights are present.

CHAPTER 4 DIRECTORS AND BOARD OF DIRECTORS

(Number of Directors)
Article 19	The Company shall have three (3) or more directors.

(Method for Election of Directors)
Article 20

(1)   Directors shall be elected at a general meeting of shareholders.

(2)   The election of the directors shall be made by a majority vote of the shareholders present at the relevant meeting where shareholders holding one-third (1/3) or more of the votes of the shareholders who are entitled to exercise their voting rights are present.

(3)   Cumulative voting shall not be used in the election of directors.

(Term of Office of Directors)
Article 21	The term of office of a director shall expire at the close of the ordinary general meeting of shareholders concerning the last business year ending within one (1) year after his/her election.

(Directors with Titles and Representative Directors)
Article 22

(1)   By a resolution of the Board of Directors, one (1) Chairman (Kaicho), one (1) Vice-Chairman (Fuku Kaicho), one (1) President (Shacho), and several Vice-Presidents (Fuku Shacho), Senior Executive Directors (Senmu) and Executive Directors (Jomu) may be appointed from among the directors.

(2)   By a resolution of the Board of Directors, several Representative Directors may be appointed, who shall each represent the Company.

(3)   The Company may appoint Advisors (Sodanyaku) in order to seek guidance in corporate business and to consult on important affairs.

(Convocation of Meeting of Board of Directors)
Article 23	Notice to convene a meeting of the Board of Directors shall be dispatched to each director and Corporate Auditor at least three (3) days prior to the date of such meeting; provided, however, that in the case of an emergency such period may be shortened.

(Omission of Resolution Procedure of the Board of Directors)
Article 24	If the requirements under Article 370 of the Companies Act are met and satisfied, the Company will deem a resolution of the Board of Directors to have been duly made.

(Remuneration, etc. of Directors)
Article 25	Remuneration, bonuses and other financial benefits which the directors are to receive from the Company in consideration for the execution of their duties (collectively, “Remuneration, Etc.”) shall be determined by a resolution of a general meeting of shareholders.

(Exemption from Liability of Directors)
Article 26

(1)   Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt directors (including former directors) from the liability for damage provided for in Article 423, Paragraph 1 of the Companies Act, within the maximum amount stipulated by applicable laws and regulations.

(2)   Pursuant to Article 427, Paragraph 1 of the Companies Act, the company may enter into an agreement to limit the liability for damages provided for in Article 423, Paragraph 1 of the Companies Act to be assumed by outside directors, within the maximum amount stipulated by applicable laws and regulations.

CHAPTER 5 CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

(Number of Corporate Auditors)
Article 27	The Company shall have three (3) or more Corporate Auditors.

(Method for Election of Corporate Auditors)
Article 28

(1)   Corporate Auditors shall be elected at a general meeting of shareholders.

(2)   The election of the Corporate Auditors shall be made by a majority vote of the shareholders present at the relevant meeting where shareholders holding one-third (1/3) or more of the votes of the shareholders who are entitled to exercise their voting rights are present.

(Term of Office of Corporate Auditors)
Article 29	The term of office of a Corporate Auditor shall expire at the close of the ordinary general meeting of shareholders concerning the last business year ending within four (4) years after his/her election.

(Full-time Corporate Auditors)
Article 30	The Board of Corporate Auditors shall, by its resolution, appoint full-time Corporate Auditor(s).

(Convocation of Meeting of Board of Corporate Auditors)
Article 31	Notice to convene a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days prior to the date of such meeting; provided, however, that in the case of an emergency such period may be shortened.

(Remuneration, etc. of Corporate Auditors)
Article 32	Remuneration, Etc. which is to be received by Corporate Auditors shall be determined by a resolution of a general meeting of shareholders.

(Exemption from Liability of Corporate Auditors)
Article 33

(1)   Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt Corporate Auditors (including former Corporate Auditors) from the liability for damage provided for in Article 423, Paragraph 1 of the Companies Act, within the maximum amount stipulated by applicable laws and regulations.

(2)   Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement to limit the liability for damage provided for in Article 423, Paragraph 1 of the Companies Act to be assumed by outside Corporate Auditors, within the maximum amount stipulated by applicable laws and regulations.

CHAPTER 6 ACCOUNTING

(Financial Year)
Article 34	The financial year of the Company shall be one (1) year commencing on April 1 of each year and ending on March 31 of the following year.

(Record Date for Dividends from Retained Profits)
Article 35	The record date for final dividends of the Company shall be March 31 of each year.

(Interim Dividends)
Article 36	Distribution of interim dividends may be made by a resolution of the Board of Directors with September 30 being the record date for such dividends.

(Dividend Expiration Period)
Article 37	If the dividends are distributed in cash, and such dividends are not received by a shareholder after full three (3) years have passed from the date on which the payment commenced, the Company shall be relieved from its obligation to make such payment to the relevant shareholder.

[Financial Statements of Daiwa House Industry Co., Ltd.]

Consolidated Balance Sheet

(As of March 31, 2015)

(Millions of yen)

Assets
Current assets	1,270,247
Cash and deposits	238,776
Notes and accounts receivable from completed construction contracts and other	244,045
Lease receivables and investment assets	25,969
Short-term investment securities	16
Costs on uncompleted construction contracts	31,778
Real estate for sale	423,869
Real estate for sale in process	114,915
Land for development	647
Merchandise and finished goods	14,984
Work in process	6,709
Raw materials and supplies	5,785
Deferred tax assets	32,836
Other	133,261
Allowance for doubtful accounts	(3,347)
Noncurrent assets	1,750,759
Property, plant and equipment	1,070,121
Buildings and structures	417,638
Machinery, equipment and vehicles	38,114
Tools, furniture and fixtures	11,513
Land	566,139
Lease assets	13,831
Construction in progress	22,884
Intangible assets	80,578
Goodwill	48,136
Other	32,441
Investments and other assets	600,059
Investment securities	252,982
Long-term loans receivable	14,102
Lease and guarantee deposits	199,562
Deferred tax assets	52,744
Other	84,097
Allowance for doubtful accounts	(3,430)

Total assets	3,021,007

Liabilities
Current liabilities	916,104
Notes and accounts payable for construction contracts and other	309,261
Short-term loans payable	70,892
Current portion of bonds payable	110
Current portion of long-term loans payable	34,803
Commercial papers	72,000
Lease obligations	2,973
Accounts payable-other	137,489
Income taxes payable	27,415
Advances received	39,732
Advances received on uncompleted construction contracts	90,487
Provision for bonuses	39,249
Provision for warranties for completed construction	6,819
Asset retirement obligations	1,617
Other	83,251
Noncurrent liabilities	992,085
Bonds payable	110,595
Long-term loans payable	275,128
Lease obligations	27,415
Deposits received from members	32,833
Long-term lease and guarantee deposits	241,355
Deferred tax liabilities for land revaluation	21,329
Net defined benefit liability	179,470
Asset retirement obligations	29,434
Other	74,522

Total liabilities	1,908,190

Net assets
Shareholders’ equity	989,005
Capital stock	161,699
Capital surplus	294,632
Retained earnings	534,639
Treasury stock	(1,965)
Accumulated other comprehensive income	116,623
Valuation difference on available-for-sale securities	84,678
Deferred gains or losses on hedges	84
Revaluation reserve for land	(457)
Foreign currency translation adjustment	32,318
Subscription rights to shares	38
Minority Interests	7,149

Total net assets	1,112,817

Total liabilities and net assets	3,021,007

(Note) Amounts less than 1 million yen have been rounded down.

Consolidated Income Statement

(From April 1, 2013 to March 31, 2014)

(Millions of yen)

Item	Amount
Net sales		2,810,714
Cost of sales		2,269,846

Gross profit		540,868
Selling, general and administrative expenses		360,516

Operating income		180,352
Non-operating income
Interest income and dividend income	6,576
Equity in earnings of affiliates	11
Amortization of actuarial gain for employees’ retirement benefits	21,046
Miscellaneous income	7,706	35,340

Non-operating expenses
Interest expenses	5,129
Other non-operating expenses	7,935	13,064

Ordinary income		202,628
Extraordinary income
Gain on sales of noncurrent assets	1,359
Gain on sales of investment securities	3,365
Gain on sales of investments in capital of subsidiaries and associates	273
Gain on revision of retirement benefit plan	9,394
Gain on step acquisitions	5	14,397

Extraordinary losses
Loss on sales of noncurrent assets and retirement of noncurrent assets	1,883
Impairment loss	11,182
Loss on sales of investment securities	93
Loss on valuation of investment securities	920
Loss on sales of investments in capital of subsidiaries and associates	9
Merger expenses	1,779
Other	64	15,934

Income before income taxes and minority interests		201,091
Income taxes-current	58,451
Total income taxes	25,100	83,552

Income before minority interests		117,539
Minority interests in income		406

Net income		117,133

(Note) Amounts less than 1 million yen have been rounded down.

Consolidated Statement of Changes in Shareholders’ Equity

(From April 1, 2014 to March 31, 2015)

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at beginning of the period	161,699	294,632	465,719	(1,256)	920,794
Cumulative effect of changes in accounting policies	—	—	(9,428)	—	(9,428)
Restated balances	161,699	294,632	456,290	(1,256)	911,366
Changes of items during the period
Dividends from surplus	—	—	(36,251)	—	(36,251)
Net income	—	—	117,133	—	117,133
Change of scope of consolidation	—	—	7	—	7
Reversal of revaluation reserve for land	—	—	(2,540)	—	(2,540)
Purchase of treasury stock	—	—	—	(710)	(710)
Disposal of treasury stock	—	0	—	0	0
Net changes of items other than shareholders’ equity during the period	—	—	—	—	—

Total changes of items during the period	—	0	78,348	(709)	77,639

Balance at end of the period	161,699	294,632	534,639	(1,965)	989,005

	Accumulated other comprehensive income					Subscription rights to shares	Minority interests	Total net assets
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Foreign currency translation adjustment	Total accumulated other comprehensive income
Balance at beginning of the period	50,498	10	(5,241)	20,456	65,723	38	6,129	992,686
Cumulative effect of changes in accounting policies	—	—		—	—	—	(0)	(9,428)
Restated balances	50,498	10	(5,241)	20,456	65,723	38	6,129	983,257
Changes of items during the period
Dividends from surplus	—	—		—	—	—	—	(36,251)
Net income	—	—		—	—	—	—	117,133
Change of scope of consolidation	—	—		—	—	—	—	7
Reversal of revaluation reserve for land	—	—		—	—	—	—	(2,540)
Purchase of treasury stock	—	—		—	—	—	—	(710)
Disposal of treasury stock	—	—		—	—	—	—	0
Net changes of items other than shareholders’ equity during the period	34,180	74	4,784	11,861	50,900	—	1,019	51,920

Total changes of items during the period	34,180	74	4,784	11,861	50,900	—	1,019	129,559

Balance at end of the period	84,678	84	(457)	32,318	116,623	38	7,149	1,112,817

(Note) Amounts less than 1 million yen have been rounded down.

[Notes to consolidated financial statements omitted]

Balance Sheet

(As of March 31, 2015)

(millions of yen)

Assets
Current assets	694,986
Cash and deposits	90,675
Notes and accounts receivable	7,975
Accounts receivable from completed construction contracts	89,587
Accounts receivable-trade	9,188
Lease investment assets	9,207
Short-term investment securities	16
Current Portion of bonds of subsidiaries and affiliates	2,020
Costs on uncompleted construction contracts	22,590
Real estate for sale	331,487
Real estate for sale in process	54,375
Land for development	647
Work in process	6,163
Raw materials and supplies	2,437
Prepaid expenses	7,443
Deferred tax assets	18,284
Other	45,780
Allowance for doubtful accounts	(2,895)
Noncurrent assets	1,374,971
Property, plant and equipment	527,891
Buildings and structures	149,325
Machinery, equipment and vehicles	14,999
Tools, furniture and fixtures	4,516
Land	345,969
Lease assets	4,479
Construction in progress	8,601
Intangible assets	15,222
Investments and other assets	831,858
Investment securities	218,649

Stocks of subsidiaries and affiliates	295,833
Bonds of subsidiaries and affiliates	70,690
Investments in other securities of subsidiaries and affiliates	55,375
Investments in capital of subsidiaries and affiliates	82,334
Long-term loans receivable	1,720

Long term loans receivable of subsidiaries and affiliates	68,089

Lease deposit	17,098
Guarantee deposits	3,080
Claims provable in bankruptcy, claims provable in rehabilitation and other	75
Long-term accounts receivable-other	1,696
Long-term prepaid expenses	860
Deferred tax assets	17,033
Other	4,990
Allowance for doubtful accounts	(2,226)
Allowance for investment loss	(3,443)

Total assets	2,069,958

Liabilities
Current liabilities	663,832
Notes and accounts payable	39,510
Accounts payable for construction contracts	80,742
Accounts payable-trade	32,720
Short-term loans payable	35,000
Current portion of bonds payable	20,000
Commercial papers	72,000
Lease obligations	2,455
Accounts payable-other	109,244
Accrued expenses	9,843
Income taxes payable	15,973
Advanced received	13,212
Advances received on uncompleted construction contracts	63,803
Deposits received	125,558
Provision for bonuses	23,361
Provision for warranties for completed construction	5,011
Asset retirement obligations	1,189
Other	14,206
Noncurrent liabilities	497,988
Bonds payable	110,000
Long-term loans payable	187,960
Lease obligations	11,481
Long term deposits received	24,414
Deferred tax liabilities for land revaluation	18,960
Provision for retirement benefits	128,281
Asset retirement obligations	2,986
Other	13,903

Total liabilities	1,161,821

Net assets
Shareholders’ equity	827,095
Capital stock	161,699
Capital surplus	280,365
Legal capital surplus	280,364
Other capital surplus	0
Retained earnings	388,025
Legal retained earnings	17,690
Other retained earnings	370,335
Reserve for dividends	29,000

Reserve for reduction entry	2,194

General reserve	227,400
Retained earnings brought forward	111,740
Treasury Stock	(2,994)
Valuation and translation adjustments	81,002
Valuation difference on available-for-sale securities	82,811
Deferred gains or losses on hedges	104
Revaluation reserve for land	(1,912)
Stock acquisition rights	38

Total net assets	908,137

Total liabilities and net assets	2,069,958

(Note) Amounts less than 1 million yen have been rounded down.

Income Statement

(From April 1, 2014 to March 31, 2015)

(millions of yen)

Item	Amount
Net sales
Net sales of completed construction contracts	1,154,455
Net sales of real estate business and other	310,142
Other Sales	6,376	1,470,975

Cost of sales

Cost of sales of completed construction contracts	897,082
Cost of sales on real estate business	251,775
Other cost of sales	4,944	1,153,803

Gross profit
Gross profit on completed construction contracts	257,373
Gross profit-real estate business	58,367
Other gross profit	1,431	317,172

Selling, general and administrative expenses		198,506

Operating income		118,665
Non-operating income
Interest income	18,832
Amortization of actuarial gain for employees’ retirement benefits	14,894
Miscellaneous income	5,064	38,790

Non-operating expenses
Interest expenses	1,521
Other non-operating expenses	5,258	6,780

Ordinary income		150,675
Extraordinary income
Gain on sales of noncurrent assets	1,149
Gain on sales of investment securities	3,362
Gain on sales of investments in capital of subsidiaries and associates	261
Gain on revision of retirement benefit plan	6,880	11,653

Extraordinary losses
Loss on sales of noncurrent assets and retirement noncurrent assets	1,341
Impairment loss	2,475
Loss on sales of investment securities	93
Loss on valuation of investment securities	915
Loss on valuation on golf club membership	54
Provision of allowance for investment loss	3,443	8,323

Income before income tax		154,006
Income taxes-current	35,200
Income taxes-deferred	21,849	57,049

Net income		96,956

(Note) Amounts less than 1 million yen have been rounded down.

Statement of Changes in Shareholders’ Equity

(From April 1, 2014 to March 31, 2015)

(millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus			Retained earnings						Treasury stock	Total shareholders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings				Total retained earnings
						Reserve for dividends	Reserve for reduction entry	General reserve	Retained earnings brought forward
Balance at beginning of the period	161,699	280,364	0	280,365	17,690	29,000	2,118	227,400	60,532	336,740	(2,284)	776,520
Cumulative effect of changes in accounting policies	—	—	—	—	—	—	—	—	(6,895)	(6,895)	—	(6,895)
Restated balances	161,699	280,364	0	280,365	17,690	29,000	2,118	227,400	53,637	329,845	(2,284)	769,624
Changes of items during the period
Reversal of reserve for reduction entry	—	—	—	—	—	—	76	—	(76)	—	—	—
Dividends of surplus	—	—	—	—	—	—	—	—	(36,251)	(36,251)	—	(36,251)
Net income	—	—	—	—	—	—	—	—	96,956	96,956	—	96,956
Reversal of revaluation reserve for land	—	—	—	—	—	—	—	—	(2,525)	(2,525)	—	(2,525)
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	(710)	(710)
Disposal of treasury stock	—	—	0	0	—	—	—	—	—	—	0	0
Net changes of items other than shareholders’ equity during the period	—	—	—	—	—	—	—	—	—	—	—	—

Total change of items during the period	—	—	0	0	—	—	76	—	58,103	58,179	(709)	57,470

Balance at end of the period	161,699	280,364	0	280,365	17,690	29,000	2,194	227,400	111,740	388,025	(2,994)	827,095

	Valuation and translation adjustments				Subscription rights to shares	Total net assets
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments
Balance at beginning of the period	50,535	10	(6,420)	44,124	38	820,683
Cumulative effect of changes in accounting policies	—	—	—	—	—	(6,895)
Restated balances	50,535	10	(6,420)	44,124	38	813,788
Changes of items during the period
Reversal of reserve for reduction entry	—	—	—	—	—	—
Dividends of surplus	—	—	—	—	—	(36,251)
Net income	—	—	—	—	—	96,956
Reversal of revaluation reserve for land	—	—	—	—	—	(2,525)
Purchase of treasury stock	—	—	—	—	—	(710)
Disposal of treasury stock	—	—	—	—	—	0
Net changes of items other than shareholders’ equity during the period	32,275	93	4,508	36,878	—	36,878

Total change of items during the period	32,275	93	4,508	36,878	—	94,348

Balance at end of the period	82,811	104	(1,912)	81,002	38	908,137

(Note) Amounts less than 1 million yen have been rounded down.

[Notes to non-consolidated financial statements omitted]